Exhibit 2.2

March 11, 2013
BERINGIA CENTRAL LLC
(as Buyer)

and

LIBRARY SQUARE ASSOCIATES, LLC
(as Seller)

____________________________________________________________________
PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS
____________________________________________________________________

i

Section 9.22	Relationship of Parties	54
Section 9.23	Time of the Essence	54
Section 9.24	Consent to Jurisdiction	54

EXHIBITS

Exhibit A	-	Legal Description of the Land
Exhibit B	-	Form of Tenant Estoppel Certificate
Exhibit C	-	Form of Deed
Exhibit D	-	Form of Bill of Sale
Exhibit E	-	Form of Assignment of Leases
Exhibit F	-	Form of Assignment of Contracts
Exhibit G	-	Form of Non-Foreign Affidavit
Exhibit H	-	Form of Tenant Notice
Exhibit I	-	Form of Operating Agreement Notice
Exhibit J	-	Form of Property Management Termination
Exhibit K	-	[Reserved]
Exhibit L	-	Form of Title Company Affidavit
Exhibit M	-	Form of Title Policy
SCHEDULES

Schedule 1.1(c)	-	List of Personal Property
Schedule 1.1(d)	-	List of Leases, Licenses and Other Occupancy Agreements
Schedule 1.1(e)(i)	-	List of Existing Operating Agreements Buyer to Assume
Schedule 1.1(e)(ii)	-	List of Specified Agreements Buyer to Assume
Schedule 1.1(f)	-	Shuttle Van
Schedule 2.2(a)	-	List of Permitted Exceptions
Schedule 2.2(b)(i)	-	List of Existing Loan Documents
Schedule 2.2(b)(iii)	-	List of UCC Financing Statements
Schedule 3.1	-	List of Property Documents in Initial Virtual Data Room
Schedule 3.4	-	List of Agreements to be Terminated
Schedule 4.5(b)(viii)(1)	-	List of Tenant Inducement Costs to be Paid by Seller and Buyer
Schedule 4.5(b)(viii)(2)	-	List of Tenant Inducement Cost-Related Contracts to be Assigned to Buyer
Schedule 4.8(d)	-	List of Required Tenants
Schedule 5.1(b)	-	List of Required Consents
Schedule 5.1(d)	-	List of Commissions and Broker Agreements
Schedule 5.1(f)	-	List of Pending Actions
Schedule 5.1(g)	-	List of Notices of Violations
Schedule 5.1(h)-A	-	List of Security Deposits and Related Information
Schedule 5.1(h)-B	-	Rent Roll
Schedule 5.1(i)(i)	-	List of Outstanding Audits
Schedule 5.1(i)(ii)	-	List of Tenant Default Notices
Schedule 5.1(i)(iii)	-	List of Lease Defaults
Schedule 5.1(i)(iv)	-	List of Tenant Bankruptcies
Schedule 5.1(o)	-	List of Tax Assessment Appeals
Schedule 5.1(q)	-	List of Insurance Policies
Schedule 5.1(r)	-	List of Permit Cancellations, Suspensions and Modifications

Schedule 5.4(a)(iii)(2)	-	List of Lease Proposals/New Leases in Progress
Schedule 5.4(a)(vii)	-	Definition of Substantially the Same Terms
Schedule 5.4(a)(xv)	-	Exceptions to Exclusivity
Schedule 5.4(a)(xvii)(3)	-	Additional Buyer Requested Items
Schedule 9.2	-	Buyer Broker and Finder

v

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of March 11, 2013 (the “Effective Date”), by and between LIBRARY SQUARE ASSOCIATES, LLC, a Delaware limited liability company (“Seller”), and BERINGIA CENTRAL LLC, a Delaware limited liability company (“Buyer”).
W I T N E S S E T H:
WHEREAS, Seller is the owner of an undivided fee simple interest in the Real Property (as hereinafter defined). The Real Property, together with the “Personal Property,” the “Leases” and the “Intangibles” (each as hereinafter defined), are sometimes collectively referred to herein as the “Property”; and
WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property, pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Agreement of Purchase and Sale. Subject to the terms and conditions herein set forth, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the following:
(a)    fee simple title to those certain tracts or parcels of land situated in Los Angeles County, California, more particularly described in Exhibit A attached hereto and made a part hereof, together with all of Seller’s right, title and interest in and to appurtenances pertaining to such property, including, but not limited to, any water and mineral rights, development rights, air rights, easements and all rights of Seller in and to any alleys, passages or other rights-of-way (the property described in this clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);
(b)    all of Seller’s right, title and interest in and to all buildings, including, but not limited to, the existing office building, restaurant structure, parking under the office building, and parking structure, and all other structures, fixtures and other improvements affixed to or located on the Land, including, without limitation, all heating, air conditioning and ventilating systems and overhead doors and other mechanical systems, facilities, equipment, conduits, motors, appliances, boiler pressure systems and equipment, air compressors, air lines, gas-fixed unit heaters, baseboard heating systems, water heaters and water coolers, plumbing fixtures, lighting systems (including all fluorescent and mercury vapor fixtures), transformers, switches, furnaces, bus ducts, controls, risers, facilities, installations and sprinkling systems to provide fire protection, security, heat, air conditioning, ventilation, exhaust, electrical power, light, telephone, storm drainage, gas, plumbing, refrigeration, sewer and water thereto, all internet exchange facilities, telecommunications networks and facilities base IP, conduits, fiber optic cables, all cable television fixtures and antenna, elevators, escalators, incinerators, disposals, rest room fixtures and other fixtures, equipment, motors and machinery located upon the Land (the property described in this clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);
(c)    any and all of Seller’s right, title and interest in and to all tangible personal property, wherever located, including, without limitation, any and all inventory, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property owned by Seller (excluding cash and any software, but including data retrievable from Seller’s computer programs regarding the operation and leasing of the Property (as hereinafter defined)) which includes the personal property listed on Schedule 1.1(c) attached hereto (the property described in this clause (c) of this Section 1.1 being herein referred to collectively as the “Personal Property”). None of the Purchase Price (as hereinafter defined) is being paid on account of or allocated to the Personal Property, including, without limitation, the personal property listed on Schedule 1.1(c) attached hereto;
(d)    any and all of Seller’s right, title and interest in, to and under the leases, licenses and other occupancy agreements, together with all amendments, modifications, extensions or supplements thereto or guaranties thereof, related to the Real Property (as hereinafter defined) (collectively, “Tenants”), including, but not limited to, those listed on Schedule 1.1(d) attached hereto, to the extent they are (i) in effect as of the Effective Date and which remain in effect as of the Closing Date (as hereinafter defined) (collectively, the “Existing Lease Documents”) or (ii) entered into after the Effective Date in accordance with the terms of this Agreement (including all amendments, modifications and supplements entered into in accordance with the terms of this Agreement) and which remain in effect as of the Closing Date (collectively, the “New Lease Documents”) (the Existing Lease Documents and the New Lease Documents are referred to herein collectively as the “Leases”), and any and all of Seller’s right, title and interest in, to and under any subleases related to the Leases and any Filming Licenses (as hereinafter defined) together with all rents (including percentage rents), reimbursements of real estate taxes and operating expenses, and other sums due thereunder, adjustments for increases in the Consumer Price Index and the like, and all other charges payable by Tenants for services of any kind provided to them (including, but not limited to, making of repairs and improvements, the furnishing of heat, electricity, gas, water, other utilities and air-conditioning) for which a separate charge is made (collectively, the “Rents”) first arising or accruing on or after the Closing Date (as hereinafter defined) and any and all security deposits, lease guaranties, letters of credit, or other forms of credit enhancement in Seller’s possession or control in connection therewith (collectively, the “Security Deposits”);
(e)    all assignable (i) Operating Agreements (as hereinafter defined) either (A) in effect with respect to the Property as of the Effective Date as listed on Schedule 1.1(e)(i), together with all amendments, modifications and supplements thereof entered into prior to the Effective Date which remain in effect as of the Closing Date (collectively, the “Existing Operating Agreement Documents”) or (B) entered into after the Effective Date in accordance with the terms of this Agreement, together with all amendments, modifications and supplements to the Existing Operating Agreement Documents or new Operating Agreements entered into in accordance with the terms of this Agreement and that remain in effect as of the Closing Date (collectively, the “New Operating Agreement Documents”), in each case excluding any

Operating Agreements that Seller is required to terminate pursuant Section 3.4 (the Existing Operating Agreement Documents and New Operating Agreement Documents to be assigned pursuant to this clause (e) are referred to herein collectively as the “Assigned Operating Agreements”), and (ii) those contracts relating to the Property which are in effect as of the Effective Date, together with all amendments, modifications and supplements thereof entered into prior to the Effective Date and listed on Schedule 1.1(e)(ii) or entered into after the Effective Date in accordance with the terms of this Agreement and which remain in effect as of the Closing Date (collectively, the “Specified Agreements,” and together with the Assigned Operating Agreements, collectively, the “Assigned Contracts”) and Seller shall cause MPG Office, L.P., a Maryland limited partnership (in its capacity as property manager, “Property Manager”), an affiliate of Seller, to assign any and all of Property Manager’s right, title and interest in, to and under the Assigned Contracts to Buyer at Closing;
(f)    all of Seller’s right, title and interest in intangible property, in each case to the extent and not otherwise described in Sections 1.1(a) - (e), inclusive, including, but not limited to, all of Seller’s right, title and interest in, to and under (i) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property; (ii) all assignable existing permits, licenses, approvals, authorizations and applications in connection with the Property (collectively, “Permits”); (iii) the right to the name “US Bank Tower”, “Library Tower”, “Library Square”, “Westlawn Garage” or variations thereof, to the extent Seller has any right in such names, provided, however, that Seller shall be entitled to continue to use the name “Library Square” solely in connection with its corporate name, Library Square Associates, LLC, and for limited liability company organizational maintenance purposes and Seller agrees that Seller shall not raise any objections to Buyer’s use of the name “US Bank Tower”, “Library Tower”, “Library Square”, “Westlawn Garage” or variations thereof, to the extent Seller has any right in such names from and after Closing; (iv) all advertising and marketing materials relating solely to the Property; (v) to the extent transferable, Property specific URL’s and telephone numbers, if any; (vi) all computer discs, books, records, surveys, reports and studies relating solely to the Property; (vii) all assignable plans, specifications, drawings, surveys, maps, site plan approvals, engineering reports and other technical descriptions relating to the Property; (viii) all rights, control and ownership of any websites related solely to the Property and all intellectual property rights and interests relating thereto or arising therefrom, and (ix) all assignable entitlements or rights to develop additional improvements on the Land (the property described in this clause (f) of this Section 1.1, together with the Assigned Contracts, is sometimes herein referred to collectively as the “Intangibles”).
Notwithstanding any contrary provision of this Agreement, the following items are expressly excluded from the Property: (A) any tangible or intangible property (including, without limitation, fixtures, personal property or intellectual property) owned by any supplier, vendor or other party under any Operating Agreement or any Specified Agreement, any Tenant or occupant under any Lease or any other third party, (B) any cash on hand or any reserves and other impounds held by any lender (including any servicer) of Seller, and (C) that certain shuttle van identified on Schedule 1.1(f)(i) attached hereto and any vehicle lease relating to such shuttle van (as the same may have been amended, modified or supplemented, the “Shuttle Lease”).
Section 1.2    Certain Definitions.

(a)    The Land and the Improvements are herein sometimes referred to collectively as the “Real Property”.
(b)    As used herein, the term “Operating Agreements” means all contracts, agreements and indemnities to which Seller or an affiliate of Seller is a party that relate to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property, or which are binding upon the Property or any part thereof, but expressly excluding the Leases and the Specified Agreements.
Section 1.3    Purchase Price. Seller agrees to sell and Buyer agrees to purchase the Property for the amount of Three Hundred Sixty-Seven Million Five Hundred Thousand United States Dollars (US$367,500,000.00) (the “Purchase Price”).
Section 1.4    Payment of Purchase Price.
The Purchase Price (subject to adjustment as provided in this Agreement) shall be payable in full by Buyer in cash by wire transfer of immediately available funds through disbursement to Seller at the Closing (as hereinafter defined) to an account designated by Seller from funds deposited by Buyer with Escrow Agent (as hereinafter defined) in accordance with the terms hereof.
Section 1.5    Opening of Escrow; Deposit. On the date on which both Buyer and Seller execute and deliver this Agreement, Buyer and Seller shall cause an escrow (“Escrow”) to be opened with First American Title Insurance Company (“Escrow Agent”), having its office at 777 South Figueroa Street, Suite 400, Los Angeles, California 90017, Attention: Maurice Neri, by delivery to Escrow Agent of a fully executed copy of this Agreement. In addition, Seller and Buyer shall execute and deliver to Escrow Agent any additional or supplementary instructions (“Additional Escrow Instructions”) as may be reasonably requested by Escrow Agent as necessary to implement the terms hereof and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Concurrently with the opening of Escrow, Buyer shall deposit with Escrow Agent the sum of Seven Million Five Hundred Thousand United States Dollars (US$7,500,000.00) (the “Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. Escrow Agent shall hold the Deposit in an interest bearing account reasonably acceptable to Seller and Buyer, in accordance with the terms and conditions hereof. All interest earned on the Deposit shall become a part of the Deposit (any subsequent references herein to the “Deposit” shall be deemed to include any interest accrued thereon) and shall be deemed income of Buyer, and Buyer shall be responsible for the payment of all costs and fees imposed on the Deposit account. The Deposit shall be distributed in accordance with the terms hereof. If the transactions contemplated hereby close as provided herein, the Deposit shall be credited toward the Purchase Price. The failure of Buyer to timely deliver the Deposit shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately by giving Buyer written notice of such termination prior to the time at which the Deposit is delivered to Escrow Agent, and thereafter neither party shall have any liability to the other hereunder except for those provisions hereof which expressly survive the termination of this Agreement.
Section 1.6    Escrow Agent. Escrow Agent shall hold and dispose of the Deposit in accordance with the terms hereof and any Additional Escrow Instructions. Seller and Buyer agree that the duties of Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to (i) the safekeeping and disposition of the Deposit in accordance herewith and any Additional Escrow Instructions, (ii) the consummation of the Closing in accordance with the terms and provisions hereof and any Additional Escrow Instructions, and (iii) the performance of any other actions specifically made the responsibility of Escrow Agent hereunder or under any Additional Escrow Instructions. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent’s willful misconduct or negligence. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Escrow Agent receives conflicting instructions from Buyer and Seller with respect to the Deposit, Escrow Agent shall not disburse the Deposit and shall continue to hold the Deposit until both Buyer and Seller agree in writing as to its disposition or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent shall interplead the Deposit in accordance with the laws of the state in which the Property is located. Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit (in accordance with the terms hereof and any Additional Escrow Instructions) prior to the date interest is posted thereon or for any loss caused by the failure, suspension, bankruptcy or dissolution of the institution(s) in which the Deposit is deposited. The provisions of this Section 1.6 shall survive the Closing or any termination of this Agreement.
Section 1.7    Tax Reporting Person. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), Escrow Agent is hereby designated as the “person responsible for closing the transaction,” and also as the “reporting person” for purposes of filing any information returns with the Internal Revenue Service concerning this transaction, as required by law. Escrow Agent shall promptly file all necessary information reports and returns regarding this transaction as required by the Code, including, without limitation, the returns required pursuant to Section 6045 of the Code. Further, Escrow Agent shall indemnify and hold harmless Seller, Buyer and their respective attorneys from and against any and all actual, out-of-pocket claims, actions, losses, liabilities, damages (expressly excluding consequential, special and punitive damages), costs and expenses (including attorneys’ fees, charges and disbursements) (collectively, “Losses”) resulting from Escrow Agent’s failure to file the information returns as provided. The provisions of this Section 1.7 shall survive the Closing or any termination of this Agreement.
ARTICLE II
TITLE AND SURVEY
Section 2.1    Title Approval. Buyer acknowledges receipt of (a) a title commitment (No. 325356-15) dated January 30, 2013 issued by First American Title Insurance Company (the “Title Company”), covering the Real Property (as the same may have been updated prior to the Effective Date, the “Title Commitment”), together with copies of all documents referenced in the Title Commitment, and (b) that certain ALTA/ACSM Land Title Survey made by JRN Civil Engineers for Commercial Due Diligence Services dated February 11, 2013, last revised March 1, 2013, and designated as Job No. 13-02-06802 (as the same may have been updated by Buyer prior to the Effective Date, the “Survey”, and together with the Title Commitment and any documents constituting exceptions or restrictions referred to in the Title Report, collectively, the “Title Documents”). Buyer, at its cost, shall have the right to order updated title reports and surveys covering the Real Property at such times as Buyer shall elect, provided, however, that the receipt of same shall not constitute a condition to Closing.
Section 2.2    Permitted Exceptions. “Permitted Exceptions” shall mean: (a) the matters shown on Schedule 2.2(a) attached hereto; (b) items shown on the Survey; (c) matters affecting title created by or with the express written consent of Buyer; (d) any statutory lien rights for labor or materials arising out of any work relating to any Tenant Inducement Costs the payment of which are Buyer’s responsibility pursuant to Section 4.5(b)(viii) of this Agreement (and at Closing the parties shall provide the Title Company with the complete list of such Tenant Inducement Costs that are Buyer’s responsibility for purposes of limiting the mechanics lien exception in Buyer’s Title Policy to such listed Tenant Inducement Costs that are Buyer’s responsibility); (e) liens to secure general or special taxes and assessments not yet due and payable as of the Closing provided such items in this clause (d) are apportioned as provided in this Agreement; and (f) rights of Tenants under the Existing Lease Documents and New Lease Documents, as tenants or occupants only. Without limiting the foregoing, Seller shall remove or terminate (or cause to be removed or terminated) at Seller’s sole cost and expense on or prior to the Closing Date, (i) any liens for monetary obligations voluntarily incurred by Seller (other than general or special assessments not yet due and payable as of the Closing), including, but not limited to the Existing Loan (as hereinafter defined) and the documents related thereto encumbering the Real Property and Personal Property and listed on Schedule 2.2(b)(i) attached hereto; (ii) except as expressly provided in clause (d) above, any mechanics or statutory liens for labor or materials arising out of any work of improvement performed by or on behalf of Seller at the Real Property prior to the Closing, including, without limitation, the lien of ReGreen, Inc.; (iii) those financing statements listed on Schedule 2.2(b)(iii) attached hereto; (iv) any other lien which can be satisfied by the payment of a liquidated sum or discharged by the posting of a bond; provided, however, that Seller shall not be obligated to incur any expenses under this clause (iv) or post any bonds in excess of Two Hundred Fifty Thousand United States Dollars (US$250,000.00); and (v) any encumbrances voluntarily recorded or otherwise voluntarily placed or permitted to be placed by Seller against the Property after the Effective Date not reflected on the Title Commitment and not approved by Buyer, in its sole discretion, in writing in advance thereof. In the event that Seller elects not to cure any lien of the type described in clause (iv) above which can be satisfied by the payment of a liquidated sum or discharged by the posting of a bond in excess of Two Hundred Fifty Thousand United States Dollars (US$250,000.00) or in the event that Seller fails to remove any encumbrance voluntarily placed by Seller against the Property on or before the Effective Date and not reflected on the Title Commitment, then, notwithstanding anything to the contrary contained herein, Buyer shall have the rights set forth in Section 4.10(b) for a failure of a condition precedent as provided in Section 4.8 of this Agreement. As used herein, “Existing Loan” means that certain loan in the original principal amount of Two Hundred Sixty Million and No/100 United States Dollars (US$260,000,000.00) made by Greenwich Capital Financial Products, Inc. (together with its successors and assigns, “Existing Lender”) to Seller and secured by the Property.
Section 2.3    Conveyance of Title. At the Closing, Seller shall convey and transfer to Buyer, fee title to the Land and Improvements, by execution and delivery of the Deed (as hereinafter defined). As a condition to Buyer’s obligation to consummate the purchase of the Property and the other transactions contemplated hereby, as of the Closing, the Title Company shall be unconditionally committed to issue an ALTA 2006 Owner’s Policy of Title Insurance dated the date on which the Deed is recorded in the Official Records of Los Angeles County,

California (the “Recording Location”) and naming Buyer (or its nominee or assignee, if applicable) as the insured, in the face amount of the Purchase Price, showing Buyer (or its nominee or assignee, as applicable) to be the owner in fee simple of the Land and Improvements, subject to no exceptions other than Permitted Exceptions and otherwise in the form of Exhibit M attached hereto, including the endorsements shown thereon but ignoring the parentheticals set forth under specific items on Schedule B thereto regarding the removal or deletion thereof (collectively, the “Title Policy”). Notwithstanding anything to the contrary contained herein, Buyer agrees that in the event that the Title Company reasonably requires an update to the Survey in order for Title Company to issue the Title Policy at Closing, Buyer shall use commercially reasonable efforts to cause the Survey to be so updated, at Buyer’s sole cost and expense, and deliver the updated Survey to the Title Company prior to Closing.
ARTICLE III
APPROVAL OF PROPERTY; ACTIONS PRIOR TO CLOSING
Section 3.1    Diligence Matters. Pursuant to the Access Agreement (as hereinafter defined) and prior to the Effective Date, Buyer acknowledges that Buyer or an affiliate of Buyer has had the right to review and/or request and inspect all matters relating to the Property which Buyer determined to be relevant or necessary (collectively, the “Due Diligence Matters”), including, without limitation, (i) matters relating to the physical inspection of the Real Property, including, without limitation, the environmental condition thereof and engineer’s and architect’s reports relating thereto, (ii) such documents, records, files and reports concerning the Property, including, without limitation, copies of the Leases, Operating Agreements, Specified Agreements, Permits, plans and specifications, surveys, property tax bills and reports concerning the environmental and physical condition of the Property and insurance certificates related to the Property (collectively, the “Property Documents”), and (iii) the legal status of the Property, including, without limitation, with respect to the compliance of the Property with applicable laws and those matters set forth on Schedule 5.1(f) attached hereto, in each case (i.e., with respect to clauses (i) through (iii) above) as deemed relevant or necessary by Buyer. Buyer also acknowledges that those Property Documents listed on Schedule 3.1 were made available via an online data site established for the transaction contemplated by this Agreement in order to provide Buyer with access to certain documents prior to the execution of this Agreement (the “Initial Virtual Data Room”). On both the Effective Date and the Closing Date, each of Seller, and, subject to the terms of the Confidentiality Agreement (as hereinafter defined), Buyer shall be entitled to make a copy of and retain for its records the contents of the Virtual Data Room (as hereinafter defined). Buyer further acknowledges and understands that, all Property Documents made available by Seller either through the Virtual Data Room or via email or other method of delivery were only for Buyer’s convenience in making its own examination and determination prior to the Effective Date as to whether it wished to enter into this Agreement for the purchase the Property, and, in so doing, except as otherwise expressly provided in this Agreement and the other Closing Documents (as hereinafter defined), Buyer has relied exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Buyer hereby further acknowledges that it is acquiring the Property subject to all Due Diligence Matters, and except for those matters expressly set forth in this Agreement and the other Closing Documents, including but not limited to the express conditions to Closing set forth in this Agreement for Buyer’s benefit, Buyer waives any and all contingencies, express or implied, to its obligation to purchase the Property, including, without limitation, with respect to such Due Diligence Matters.
Section 3.2    Environmental Reports. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER SELLER CLOSING DOCUMENTS, ANY ENVIRONMENTAL REPORTS MADE AVAILABLE TO BUYER BY SELLER OR ITS AGENTS OR CONSULTANTS WERE MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO BUYER AND MAY NOT BE RELIED UPON BY BUYER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY, IT BEING UNDERSTOOD, HOWEVER, THAT TO THE EXTENT BUYER HAS OR MAY HEREINAFTER, AT ITS SOLE COST AND EXPENSE, RETAIN THE CONSULTANT(S) UNDER SUCH ENVIRONMENTAL REPORTS TO PROVIDE NEW REPORTS OR SUPPLEMENTS TO EXISTING REPORTS, SUCH NEW REPORTS OR SUPPLEMENTS SO OBTAINED BY BUYER MAY BE RELIED UPON BY BUYER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY. BUYER, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER SELLER CLOSING DOCUMENTS, AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT AND/OR ANY OF SUCH NEW REPORTS AND/OR SUPPLEMENTS. BUYER, UPON THE CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ANY OFFICER, DIRECTOR, EMPLOYEE, TRUSTEE, SHAREHOLDER, PARTNER, MEMBER, PRINCIPAL, PARENT, SUBSIDIARY OR OTHER AFFILIATE OF SELLER, AS WELL AS ANY OFFICER, DIRECTOR, EMPLOYEE, TRUSTEE, SHAREHOLDER, PARTNER, MEMBER OR PRINCIPAL OF ANY SUCH PARENT, SUBSIDIARY OR OTHER AFFILIATE AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING (COLLECTIVELY, THE “SELLER PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, LOSSES, LIABILITIES, DAMAGES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES, CHARGES AND DISBURSEMENTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR THE SELLER PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY SUCH REPORTS, NEW REPORTS OR SUPPLEMENTS. IN CONNECTION THEREWITH, BUYER EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BUYER’S INITIALS:          CHH
BUYER ACKNOWLEDGES THAT BUYER HAS CONDUCTED PRIOR TO THE EFFECTIVE DATE, ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE PROPERTY TO THE EXTENT BUYER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE FOREGOING RELEASE SHALL NOT BE DEEMED TO RELEASE ANY SELLER PARTY WITH RESPECT TO (A) ANY EXPRESS REPRESENTATION OR WARRANTY CONTAINED HEREIN OR IN THE OTHER CLOSING DOCUMENTS, (B) ANY COVENANT OF SELLER HEREUNDER OR UNDER THE OTHER CLOSING DOCUMENTS WHICH SURVIVES CLOSING, OR (C) SUCH SELLER PARTY’S FRAUD OR INTENTIONAL MISREPRESENTATION.
Section 3.3    Tenant Estoppels. Not earlier than forty-five (45) days prior to the Closing Date, Seller shall request from each of the Tenants under a Lease an estoppel certificate in substantially the form of Exhibit B attached hereto (with all of the blank spaces completed) or, if such Tenant’s Lease attaches or prescribes a form of, or content of, an estoppel certificate, Seller may request from such Tenant an estoppel certificate conforming thereto (as applicable, the “Tenant Estoppel Certificate Form,” and such executed certificates shall be referred to herein collectively as the “Tenant Estoppels”). Prior to sending out any Tenant Estoppel Certificate Form to a Tenant, Seller shall provide Buyer with an opportunity to review and approve the information contained in such Tenant Estoppel Certificate Form, which approval shall not be unreasonably withheld, conditioned or delayed. As used in this Agreement, an “Acceptable Tenant Estoppel” means, a Tenant Estoppel executed by a Tenant with respect to its Lease (i) dated not earlier than forty-five (45) days prior to the Closing Date, (ii) substantially in the applicable Tenant Estoppel Certificate Form, and (iii) reflecting no defaults by Seller or the Tenant under the applicable Lease, and (iv) containing only de minimis changes or changes reasonably necessary to conform the terms of the Tenant Estoppel to the information set forth in (a) the terms of the applicable Lease in effect as of the Effective Date or as modified in accordance with the terms hereof, or (b) the Rent Roll (as hereinafter defined) in effect on the Effective Date, as modified to reflect any applicable New Lease Documents.
Section 3.4    Assigned Contracts. Schedules 1.1(e)(i) and 1.1(e)(ii) attached hereto identify the Existing Operating Agreement Documents and Specified Agreements, respectively, which are approved by Buyer and to be assumed by Buyer at Closing pursuant to the Assignment of Contracts (as hereinafter defined). Schedule 3.4 identifies which of the Operating Agreements are disapproved by Buyer. In addition to the Operating Agreements identified on Schedule 3.4, Buyer disapproves all other Operating Agreement not identified on Schedules 1.1(e)(i) and 1.1(e)(ii) and all Operating Agreements listed in (a), (b) and (c) below in this paragraph. At Closing, Buyer shall assume the Existing Operating Agreement Documents and Specified Agreements identified on Schedules 1.1(e)(i) and 1.1(e)(ii) and in effect as of the Closing Date and any New Operating Agreement Documents entered into in accordance with this Agreement on the terms and conditions set forth in the Assignment of Contracts. At Seller’s sole cost and expense, Seller shall terminate, to the extent applicable to the Property and effective as of Closing, each of the Operating Agreements identified on Schedule 3.4 and any other Operating Agreement not identified on Schedules 1.1(e)(i) and 1.1(e)(ii), other than any New Operating Agreement Documents entered into in accordance with the terms of this Agreement. Without limiting the foregoing, in all events the following Operating Agreements shall be terminated with respect to the Property at Seller’s sole cost and expense effective as of the Closing: (a) Operating Agreements between Seller and Seller’s property manager and leasing agent with respect to the Property, including, but not limited to, the Property Management Agreement and Retail Listing Agreement (as hereinafter defined), (b) Operating Agreements between Seller and an affiliate of Seller, and (c) Operating Agreements which relate to one or more properties in addition to the Property. Seller shall be responsible for any and all cancellation costs, penalties and other fees in connection with the cancellation or termination of any Operating Agreements pursuant to this Section 3.4. Notwithstanding anything to the contrary in this Agreement, the Shuttle Lease shall be excluded from the definition of “Property”, shall be retained by Seller and shall not be assumed by Buyer.
Section 3.5    Property Management Lease Termination. Notwithstanding anything to the contrary contained herein, at Seller’s sole cost and expense, Seller shall terminate the Lease described as Item No. 43 on Schedule 1.1(d) effective as of the Closing and Seller shall be responsible for any and all cancellation costs, penalties and other fees in connection therewith.
ARTICLE IV
CLOSING
Section 4.1    Time and Place. Subject to the provisions hereof, the consummation of the transactions contemplated hereby (the “Closing”) shall take place on June 28, 2013, or on such other date as the parties hereto may agree in writing; provided, however, that Seller shall have the right to either: (i) accelerate the Closing to a date certain to occur no earlier than June 18, 2013, or (ii) delay the Closing to a date certain to occur no later than July 8, 2013 provided that Seller shall have given Buyer prior written notice of its intent to move the Closing not fewer than ten (10) Business Days’ prior to the earlier to occur of the new Closing Date or June 28, 2013. At the Closing, Seller and Buyer shall perform the obligations set forth in Section 4.2 and Section 4.3, respectively, the performance of which obligations shall be concurrent conditions to the Closing, and Escrow Agent shall perform the actions set forth in Section 4.4. The Closing shall be consummated through the Escrow administered by Escrow Agent pursuant to this Agreement and any Additional Escrow Instructions executed by Buyer and Seller pursuant to Section 1.5. As used herein, the “Closing Date” shall mean the date upon which the Closing actually occurs.
Section 4.2    Closing Deliveries and Actions by Seller. At least one (1) Business Day prior to the Closing Date, Seller, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following documents and instruments, each duly executed (and acknowledged as applicable) and dated as of the Closing Date, in addition to all other items and payments required hereby to be delivered by Seller at the Closing:
(a)    an original grant deed (the “Deed”), in the form attached hereto as Exhibit C, accompanied by all necessary transfer tax declarations of Seller as may be required under applicable law in order to permit the recording of the Deed in the Recording Location and to prevent the Purchase Price from becoming a matter of public record;
(b)    two (2) original counterparts of a bill of sale (the “Bill of Sale”), in the form attached hereto as Exhibit D;
(c)    two (2) original counterparts of an assignment and assumption agreement (the “Assignment of Leases”), in the form attached hereto as Exhibit E;

(d)    two (2) original counterparts of an assignment and assumption agreement with respect to the Assigned Contracts (the “Assignment of Contracts”), in the form attached hereto as Exhibit F;
(e)    such evidence as Title Company may reasonably require as to (i) the authority of the person or persons executing documents on behalf of Seller and (ii) Seller’s authority to sell the Property to Buyer pursuant hereto, including, without limitation, a Certificate of Good Standing for Seller from the State of Delaware,
(f)    (i) an original certificate (the “Non-Foreign Affidavit”), in the form attached hereto as Exhibit G, and (ii) an original certificate under Section 18662 of the California Revenue and Taxation Code (the “CALFIRPTA Certificate”);
(g)    one original affidavit in favor of the Title Company in the form attached hereto as Exhibit L;
(h)    a termination of the property management agreement between Seller and Property Manager (the “Property Management Agreement”) in the form attached hereto as Exhibit J (the “Property Management Termination”);
(i)    evidence of the termination of the retail listing agreement between Seller, Property Manager and Avison Young-Southern California, Ltd. (the “Retail Listing Agreement”); and
(j)    a counterpart of the Closing Statement (as hereinafter defined).
In addition, on or before the Closing Date (except as otherwise expressly provided below), Seller, at its sole cost and expense, shall deliver or cause to be delivered to Buyer outside of Escrow, the following:
(k)    in the event that any representation or warranty of Seller set forth in Section 5.1 needs to be modified due to changes since the Effective Date, a certificate, dated as of the Closing Date, identifying any representation or warranty which is no longer true and correct and explaining the state of facts giving rise to the change (“Seller’s Bring Down Certificate”). In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of a representation or warranty set forth in Section 5.1 which results from any change that (x) occurs between the Effective Date and the Closing Date and is expressly permitted under the terms hereof, or (y) occurs between the Effective Date and the Closing Date and is beyond the reasonable control of Seller to prevent; provided, however, that any change resulting from a voluntary act of Seller or Seller’s Property Manager or Seller’s financial inability to perform an obligation hereunder shall not constitute a change that is beyond the reasonable control of Seller to prevent; provided, further, however, that the occurrence of one or more changes which are beyond the reasonable control of Seller to prevent (collectively, an “Uncontrollable Change”) shall, if materially adverse to Buyer or the Property, constitute the non-fulfillment of the condition set forth in Section 4.8(b), giving Buyer rights under Section 4.10(b). As used herein, any matter “materially adverse to Buyer or the Property” shall mean an Uncontrollable Change, which, in the aggregate, is reasonably likely to adversely affect the value of the Property (the “Value Change”) in the amount of One Million United States Dollars

(US$1,000,000.00) (the “Threshold Amount”) or more. In the event that Buyer exercises its rights under Section 4.10(b)(ii) of this Agreement as a result of an Uncontrollable Change, Seller shall have the right (exercisable by written notice delivered to Buyer within five (5) Business Days following receipt of Buyer’s termination notice) to either cure such breach or provide Buyer with a credit against the Purchase Price in an amount equal to the difference between the Value Change and the Threshold Amount, and such credit at Closing shall satisfy Buyer’s condition to Closing, with respect to the Uncontrollable Change and Buyer shall have no further rights against Seller with respect to such Uncontrollable Change. In the event that, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth herein shall be deemed to have been modified by all statements made in such certificate. Notwithstanding the foregoing, the parties agree that in the event Seller does not provide Seller’s Bring Down Certificate at Closing, all representations or warranties of Seller set forth in Section 5.1 shall be deemed made as of the Closing Date and true and correct as of the Closing Date;
(l)    an original counterpart of a notice (the “Tenant Notice”), in the form attached hereto as Exhibit H, a fully executed copy of which Buyer shall send to each Tenant under each of the Leases promptly after the Closing Date (which obligation of Buyer shall survive the Closing);
(m)    an original counterpart of a notice (the “Operating Agreement Notice”), in the form attached hereto as Exhibit I, a fully executed copy of which Buyer shall send to each service provider under the Assigned Operating Agreements promptly after the Closing Date (which obligation of Buyer shall survive the Closing);
(n)    an updated Rent Roll dated as of the Closing Date;
(o)    an aged receivables report dated as of the Closing Date;
(p)    a list of cash Security Deposits actually held by Seller pursuant to the Leases (“Cash Security Deposits”) and all non-cash Security Deposits (including letters of credit) held by Seller under the Leases as of the Closing Date;
(q)    with respect to any Security Deposits which are in the form of letters of credit (each, a “Letter of Credit”), Seller shall deliver to Buyer the original Letters of Credit together with executed (by Seller) originals of all documents required to be executed by Seller to assign such Letters of Credit from Seller to Buyer, and Seller and Buyer shall cooperate to attempt to cause such Letters of Credit to be transferred to Buyer at the Closing. Buyer shall bear all costs and expenses required to transfer any such Letters of Credit. Without limiting the foregoing, Buyer and Seller agree that the re-issuance of any new Letter of Credit to Buyer of any such Letters of Credit held by Seller shall not be a condition precedent to Buyer’s obligation to proceed with the Closing and further agree that the provisions of this Section 4.2(q) shall survive the Closing;
(r)    such additional documents and items as shall be reasonably required to consummate the transactions contemplated hereby, including, without limitation, keys or codes to locks on the Property (which items shall be delivered to Buyer on the Closing Date at the Property);

(s)    originals (to the extent originals are in Seller’s possession or control, or photocopies if originals are not in Seller’s possession), including electronic versions if any, of the Leases, the Assigned Contracts and Intangibles, together with all of Seller’s leasing and property files, correspondence (other than emails), memoranda, records, plans, specifications and surveys in connection with the continued operation, leasing and maintenance of the Property (which items shall be delivered to Buyer on the Closing Date), but excluding Seller’s limited liability company, partnership or corporate records, internal memoranda, financial projections, budgets, appraisals, accounting and income tax records and similar proprietary, confidential or privileged information; and
(t)    copies of all of the Tenant Estoppels, provided that if Seller receives originals of any of the Tenant Estoppels, Seller shall provide such original Tenant Estoppels to Buyer in the same manner that Seller provides Buyer with Seller’s leasing and property files pursuant to Section 4.2(t) above; and
(u)    possession and occupancy of the Property (which shall be delivered to Buyer on the Closing Date), subject only to the Permitted Exceptions.
Section 4.3    Closing Deliveries and Actions by Buyer. At least one (1) Business Day prior to the Closing Date, Buyer, at its sole cost and expense, shall (x) deposit with Escrow Agent immediately available funds in an amount equal to the Purchase Price (less the Deposit), as increased or decreased by prorations and adjustments as herein provided and otherwise sufficient to close the transactions contemplated hereby; and (y) deliver or cause to be delivered into Escrow the following documents and instruments, each duly executed (and acknowledged as applicable) and dated as of the Closing Date, in addition to all other items and payments required hereby to be delivered by Buyer at the Closing:
(a)    two (2) original counterparts of the Assignment of Leases;
(b)    two (2) original counterparts of the Assignment of Contracts;
(c)    such evidence as Title Company may reasonably require as to (i) the authority of the person or persons executing documents on behalf of Buyer and (ii) Buyer’s authority to purchase the Property from Seller pursuant hereto, including, without limitation, a Certificate of Good Standing for Buyer from the State of Delaware, and a copy of the filed Certificate of Formation of Buyer; and
(d)    a counterpart of the Closing Statement.
In addition, on or before the Closing Date, Buyer, at its sole cost and expense, shall deliver or cause to be delivered to Seller outside of Escrow, the following:
(e)    in the event that any representation or warranty of Buyer set forth in Section 5.5 needs to be modified due to changes since the Effective Date, a certificate, dated as of the Closing Date, identifying any such representation or warranty which is no longer true and correct and explaining the state of facts giving rise to the change (“Buyer’s Bring Down Certificate”). In no event shall Buyer be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of a representation or warranty set forth in Section 5.5 which results from any change that (i) occurs between the Effective Date and the Closing Date and is expressly permitted under the terms hereof, or (ii) occurs between the Effective Date and the Closing Date and is beyond the reasonable control of Buyer to prevent; provided, however, that any change resulting from a voluntary act of Buyer or Buyer’s financial inability to perform an obligation hereunder shall not constitute a change that is beyond the reasonable control of Buyer to prevent; provided, further, however, that the occurrence of a change which is beyond the reasonable control of Buyer to prevent shall, if materially adverse to Seller, constitute the non-fulfillment of the condition set forth in Section 4.9(c). In the event that, despite changes or other matters described in such certificate, the Closing occurs, Buyer’s representations and warranties set forth herein shall be deemed to have been modified by all statements made in such certificate. Notwithstanding the foregoing, the parties agree that in the event Buyer does not provide Buyer’s Bring Down Certificate at Closing, all representations or warranties of Buyer set forth in Section 5.5 shall be deemed made as of the Closing Date and true and correct as of the Closing Date; and
(f)    such additional documents as shall be reasonably required to consummate the transactions contemplated hereby.
Section 4.4    Actions by Escrow Agent. Provided that Escrow Agent shall not have received written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement in accordance with the terms hereof, on the Closing Date, when Escrow Agent shall have confirmed that Buyer and Seller have deposited into Escrow the documents and funds required hereby and Title Company is irrevocably and unconditionally committed to issue the Title Policy in accordance with the terms hereof, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:
(a)    Recording. Cause the Deed and any other documents which the parties hereto may mutually direct to be recorded in the Recording Location at 8:00 a.m. PST on the Closing Date and obtain conformed copies thereof for distribution to Buyer and Seller;
(b)    Funds. Disburse all funds as follows:
(i)    pursuant to the Closing Statement, retain for Escrow Agent’s own account all escrow fees and costs (if any), disburse to Title Company the fees and expenses incurred in connection with the issuance of the Title Policy and disburse to any other persons or entities entitled thereto the amount of any other Closing Costs (as hereinafter defined);
(ii)    pursuant to the Closing Statement and a payoff statement to be obtained by Seller from Existing Lender under the Existing Loan and delivered to Escrow Agent prior to the Closing, disburse to the Existing Lender the amount required to pay off the outstanding balance of the Existing Loan in full;
(iii)    pursuant to the Closing Statement, disburse to Seller an amount equal to the Purchase Price, (A) less or plus the net debit or credit to Seller by reason of the adjustments, prorations and allocations provided for herein, and (B) less the amount to be paid to the Existing Lender pursuant to clause (ii) above;

(iv)    make any other disbursements required pursuant to the Closing Statement; and
(v)    disburse to the party who deposited the same any remaining funds in the possession of Escrow Agent after payments pursuant to clauses (i)-(iv), inclusive, have been completed;
(c)    Title Policy. Cause Title Company to issue to Buyer the Title Policy; and
(d)    Delivery of Documents. Deliver: (x) to Seller (i) one (1) original of each of the Assignment of Leases, the Bill of Sale and the Assignment of Contracts and any Buyer’s Bring Down Certificate, (ii) one (1) copy of each of the Non-Foreign Affidavit and the CALFIRPTA Certificate and (iii) one (1) conformed copy of the Deed and any other document recorded pursuant to the terms hereof; and (y) to Buyer (i) one (1) original of each of the Assignment of Leases, the Bill of Sale, the Assignment of Contracts, the Property Management Termination, the Tenant Notice, Operating Agreement Notice, the Tenant Estoppels, and any Seller’s Bring Down Certificate, (ii) the original of each of the Non-Foreign Affidavit and the CALFIRPTA Certificate and (iii) one conformed copy of the Deed and any other document recorded pursuant to the terms hereof.
(e)    The provisions of this Section 4.4 shall survive the Closing.
Section 4.5    Credits and Prorations.
(a)    Except as set forth in Section 4.5(b) below, all income and expenses of the Property shall be apportioned as of 12:01 a.m., on the Closing Date, as if Buyer were vested with title to the Property during the entire day upon which the Closing occurs, and therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs, and thereafter all such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty-five (365) day year. Except as set forth in this Agreement, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Buyer.
(b)    Notwithstanding anything to the contrary contained in Section 4.5(a):
(i)    Rents.

(1)
Fixed Rent. With respect to any Tenant which has paid all base or fixed rents, licensee fees, service agreement fees and other fixed sums under its Lease (“Fixed Rent”) due and payable prior to the Closing Date, if, prior to the Closing Date, Seller shall have actually received and collected any installments or other amounts of Fixed Rent from such Tenant attributable to periods from and after the Closing Date, then, Buyer shall receive a credit against the Purchase Price in the amount of such installments or other amounts of Fixed Rent to the extent attributable to periods from and after the Closing Date at the Closing. If, on the Closing Date, any Tenant is in arrears in the payment of any Fixed Rent, then any amounts received by Seller or Buyer from any such Tenant after the Closing on account of any Fixed Rent (net of reasonable out-of-pocket costs of collection, including reasonable attorneys’ fees and disbursements) shall be applied as follows: (i) if the Fixed Rent is not more than thirty (30) days delinquent at Closing, the Fixed Rent subsequently received shall be applied to the month in which the Closing occurs, then to Fixed Rent which accrues for the month or months after the month in which the Closing occurs, and then to delinquent Fixed Rent, if any, in the inverse order of delinquency, and (ii) if the Fixed Rent is more than thirty (30) days delinquent, the Fixed Rent shall be applied first to such Tenant’s current Fixed Rent obligations and then to past due amounts in the reverse order in which they are due. No credit shall be given either party for accrued and unpaid Rent or any other sums due from Tenants until said sums are actually paid.

(2)
Additional Rents. If any Tenants are required to pay percentage rents, escalation charges for increases in real estate taxes or operating expenses, labor cost increases, cost-of-living increases, pass-throughs of operating expenses or real estate taxes, charges for services of any kind provided to them (including, without limitation, making of repairs and improvements, electricity, water, cleaning or overtime services), “sundry charges”, or other charges of a similar nature (collectively with all other Rents that are not Fixed Rents, “Additional Rents”), the same shall be prorated as follows:

(a)
Recalculation of Additional Rents Attributable to Period Before Closing. With respect to any estimated Additional Rents paid by Tenants for any period prior to the Closing which, pursuant to the applicable Lease, are to be recalculated after the Closing based upon actual expenses and other relevant factors, not later than thirty (30) days following the Closing Date, Seller shall provide Buyer its general ledger of Additional Rent Expenses for the Property for the period from January 1, 2013 to the Closing Date. Subsequent to the Closing, but no later than the Proration Cutoff Date, Buyer shall prepare and present to Seller a calculation of the Additional Rents collected and Additional Rent expenses incurred by Seller, before the Closing, and Buyer, after the Closing. To the extent that Seller shall have incurred Additional Rent expenses prior to the Closing that are either in excess of or less than the Additional Rents it collected, the appropriate adjusting payment between Buyer and Seller shall be reflected in the final proration statement pursuant to Section 4.5(d).

(b)
Seller to Furnish Information for Period Prior to Closing. Seller shall furnish to Buyer such accurate information (based on Seller’s records) relating to the period prior to the Closing that is reasonably necessary for the billing of such Additional Rents.

(c)
Credit for Additional Rents Paid Prior to Closing. With respect to any Tenant which has paid all Additional Rents due and payable prior to the Closing Date, if, prior to the Closing, Seller shall have actually received and collected any installments or other amounts of Additional Rents from such Tenant attributable to periods from and after the Closing Date, then, Buyer shall receive a credit against the Purchase Price in the amount of such installments or other amounts of Additional Rents to the extent attributable to periods from and after the Closing Date at the Closing.

(d)
Collection of Additional Rents After Closing. Any Additional Rents collected by Buyer or Seller after the Closing from Tenants who owe Additional Rents for periods prior to the Closing shall (net of reasonable out-of-pocket costs of collection, including reasonable attorneys’ fees and disbursements) be applied first to the month in which the Closing occurs, then to Rent which accrues for the month after the month in which the Closing occurs, and then to delinquent Additional Rent, if any, in the inverse order of delinquency. Absent a Tenant’s written notice to the contrary, in the event that Buyer or Seller receives payment from a Tenant of less than the Rent then due, such amounts shall be applied first to Fixed Rent and then to Additional Rent.

(3)
No Litigation Against Tenants. To and until the Proration Cutoff Date (as hereinafter defined), Buyer will make a good faith, commercially reasonable effort to collect all delinquent Rents in the usual course of Buyer’s operation of the Property, but Buyer will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents, and Buyer shall not be liable to Seller for any delinquent amounts that Buyer does not collect. Seller shall not be permitted after the Closing Date to institute proceedings against any Tenant in occupancy as of the Closing Date to collect any past due Rents for periods prior to the Closing Date.
(ii)    Method of Payment of Adjustments. If Rents or any portion thereof received by Seller or Buyer after the Closing are payable to the other party by reason of the allocations set forth in this Agreement, the appropriate sum shall be promptly paid to the other party, but in no event more than fifteen (15) days after written demand therefore.
(iii)    Security Deposits. At the Closing, the amount of any Cash Security Deposits, together with any interest thereon to the extent such interest is due to Tenants, shall be credited to the account of Buyer.
(iv)    Real Estate Taxes. Real estate taxes shall be prorated as of the Closing on the basis of the most recent tax statement for the Property such that Seller shall be responsible for all such taxes that are allocable to any period prior to the Closing Date and Buyer shall be responsible for all such taxes allocable to any period from and after the Closing Date. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments, including supplemental assessments, for the current year differ from the amount apportioned at the Closing, the parties shall make all necessary adjustments by appropriate payments between themselves subject to the provisions of Section 4.5(d).
(v)    Expenses Paid by Tenants. Charges and expenses referred to in this Section 4.5 which are payable by any Tenant to a third party shall not be apportioned hereunder, and Buyer shall accept title subject to any of such charges unpaid and Buyer shall look solely to the Tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any Tenant, and shall not have been reimbursed therefor prior to the Closing Date, Seller shall receive a credit equal to the lesser of Fifty Thousand and No/100 United States Dollars (US$50,000.00) and the aggregate amount of all such charges applicable to the period on or after the Closing Date so paid by Seller.
(vi)    Utility Charges. The amounts of all telephone, electric, sewer, water, gas, steam and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating and administrative expenses relating to the Property and allocable to the period prior to the Closing Date (other than such items which are the obligation of and directly paid by a Tenant under its Lease) shall be prorated as set forth in Section 4.5(a). Notwithstanding the foregoing, Seller may, upon notice to Buyer, elect to pay any or all of said items accrued prior to the Closing Date directly to the person or entity entitled thereto; provided that such payments shall be made by Seller prior to delinquency of such items, and to the extent Seller so elects, such item(s) shall not be apportioned hereunder, and Seller’s obligation to pay such item(s) directly in such case shall survive the Closing. At the Closing, the amount of all refundable cash or other deposits posted with utility companies serving the Property and transferred to Buyer pursuant to this Agreement and the other Closing Documents, shall be credited to the account of Seller. Buyer agrees that, at or promptly following the Closing (and in any event, not later than ten (10) Business Days thereafter), it shall cause all accounts for utility services to the Property to be transferred to Buyer’s name, and Seller agrees to reasonably cooperate with such transfer(s), at no cost to Seller.
(vii)    Employees. Buyer is not hereby assuming and shall not be responsible for any costs or expenses related to Seller’s employees with respect to any time period prior to the Closing.
(viii)    Tenant Inducement Costs and Commissions.

(1)
Except as otherwise set forth in this Agreement, Seller shall be responsible for the payment of all Commissions (as hereinafter defined) first arising prior to the Effective Date, including, but not limited to, the Commissions set forth on Schedule 5.1(d). Except as otherwise set forth in this Agreement, Seller shall be responsible for the payment of the Tenant Inducement Costs (as hereinafter defined) set forth on Schedule 4.5(b)(viii)(1) (the “Scheduled Tenant Inducement Costs”) and all other Tenant Inducement Costs first arising prior to the Effective Date; provided, however, that Seller’s liability with respect to the Scheduled Tenant Inducement Costs shall not exceed Eight Hundred Thousand United States Dollars (US$800,000.00) (the “Seller Tenant Inducement Amount”). The Seller Tenant Inducement Amount or any balance of which, if not paid by Seller prior to Closing, shall be credited against the Purchase Price at Closing, and Buyer shall be responsible for the remainder of the payment of the Scheduled Tenant Inducement Costs). Buyer shall be responsible for all Tenant Inducement Costs and Commissions which become due and payable (whether before, on or after the Closing Date) as a result of any New Lease Documents, or any renewals, extensions, amendments or expansions under Existing Lease Documents (whether or not entered into pursuant to an option), arising, signed or entered into from and after the Effective Date in accordance with the terms of this Agreement, including but not limited to Commissions that become payable after the termination of a brokerage agreement referred to in Section 5.1(d) in accordance with the terms of such an agreement. With respect to any New Lease Documents executed after the Effective Date which provide for either a renewal, extension or expansion of an

Existing Lease Document (but not pursuant to an existing option under such Existing Lease Document) or a completely new lease that was not in effect as of the Effective Date, and with respect to which the payment of Rent is required to commence under such New Lease Document prior to the Closing Date, Seller shall be liable for Seller’s Percentage (as hereinafter defined) of the applicable Tenant Inducement Costs and Commissions. As used herein Seller’s Percentage means an amount equal to the quotient obtained by dividing (a) the product of (i) the number of days that the Tenant is required to pay Rent under such Lease prior to the Closing Date, and (ii) 100 by (b) the number of days that the Tenant is required to pay Rent under such Lease during the initial term of such Lease which commences between the Effective Date and the Closing Date.

(2)
To the extent any Scheduled Tenant Inducement Costs are due and payable before the Closing, Seller shall pay the same as and when due, subject to the following provisions of this clause (2). If, as of the Closing Date, (a) Seller shall have paid any Tenant Inducement Costs or Commissions for which Buyer is responsible pursuant to Section 4.5(b)(viii)(1), Buyer shall reimburse Seller therefor at the Closing, or (b) Seller shall have paid any attorneys’ fees, charges or disbursements incurred in connection with the drafting or negotiation, or both, of any New Lease Documents entered into after the Effective Date, at the Closing, Buyer shall reimburse Seller for fifty percent (50%) thereof at the Closing. If, as of the Closing Date, Seller has not paid all Tenant Inducement Costs and Commissions for which Seller is responsible under this Agreement, Buyer shall receive a credit at Closing for the amount of all such unpaid Tenant Inducement Costs and Commissions. Following the Closing, Buyer shall assume and be responsible for the payment of all Tenant Inducement Costs and Commissions for which it is responsible pursuant to this Agreement and those for which Buyer received a credit pursuant to this Agreement, and at Closing, and pursuant to the Assignment of Contracts, Seller shall assign to Buyer the construction and other contracts relating to such outstanding Tenant Inducement Costs as described on Schedule 4.5(b)(viii)(2), as the same may be updated pursuant to Section 5.4(a)(xiii), which such contracts will be added to and assigned pursuant to the Assignment of Contracts. For purposes hereof, the term “Tenant Inducement Costs” shall mean any and all out of pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the Tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout or takeover costs, and moving, design, refurbishment and club membership allowances. The term Tenant Inducement Costs shall not include loss of income resulting from any free or reduced rental period, it being agreed that Seller shall bear the loss resulting from any free or reduced rental period until the Closing Date and that Buyer shall bear the loss resulting from any free or reduced rental period from and after the Closing Date. For purposes hereof, the term “Commissions” shall mean any and all leasing commissions, finder’s fees and similar costs and expenses (including commissions payable to any affiliate of Seller or any employees of any affiliate of Seller in accordance with the commission schedule set forth in the Property Management Agreement notwithstanding the termination thereof) that are payable in connection with any Lease subject to Section 5.4(a)(iii).
(c)    Method of Calculation. The amount of prorations shall be initially performed as of the Closing Date. Any revenue or expense amount which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration sixty (60) days after the Closing Date (the “Proration Cut-Off Date”). Any reconciliation of revenue or expense amounts relating to Leases (including a reconciliation of Additional Rents) which needs to be made in connection with this Section 4.5 shall be prepared by Buyer and submitted to Seller for Seller’s review and approval. To the extent that the exact amount of any revenue or expense cannot be determined as of the Proration Cut-Off Date, the parties shall nevertheless prorate such amounts in good faith based upon the best information available to the parties. In connection therewith, on or before the Proration Cut-Off Date, Buyer shall prepare a final proration statement which shall be in a form consistent with the Closing Statement delivered at the Closing and which shall be subject to Seller’s review and approval. Upon Seller’s acceptance and approval of such final proration statement, such statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such pro-rations shall be made within thirty (30) days following such approval by Seller.
(d)    Subject to the final sentence of Section 4.5(c), the provisions of this Section 4.5 shall survive the Closing.
Section 4.6    Closing Statement. Seller and Buyer shall work together cooperatively, using information provided by Seller (together with backup documentation substantiating the prorations provided for and the calculations performed by Seller in order that Buyer may verify Seller’s methods and calculations) and approved by Buyer, to prepare and deliver a draft pro ration statement, consistent with the prorations set forth in this Agreement, to Escrow Agent no fewer than five (5) Business Days prior to the Closing Date. Thereafter, Escrow Agent shall prepare (with the assistance of Seller and Buyer) and, no fewer than three (3) Business Days prior to the Closing Date, deliver to each of the parties for their review and approval a preliminary closing statement (the “Preliminary Closing Statement”) setting forth: (a) the proration amounts allocable to each of the parties pursuant to Section 4.5; and (b) the Closing Costs allocable to each of the parties pursuant to Section 4.7. Based on each of the party’s comments, if any, regarding the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and deliver a final version of a closing statement, signed by Buyer and Seller, to each of the parties at the Closing (the “Closing Statement”). In the event that any amount set forth in the Closing Statement is disputed in good faith by either of the parties hereto (the “Proration Disputed Amount”), and such Proration Disputed Amount is not resolved before the Closing, such dispute shall not delay or prevent the Closing, and an amount equal to such Proration Disputed Amount shall be held back from the payment of the Purchase Price at the Closing. The parties shall reasonably cooperate to make the appropriate adjustments after the Closing as soon as reasonably practicable with respect thereto. Notwithstanding anything to the contrary set forth in this Agreement, Buyer’s or Seller’s execution and delivery to Escrow Agent of its counterpart signature page to the Closing Statement shall not revoke or be deemed to revoke any good faith dispute relating to a Proration Disputed Amount. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 4.6 shall survive the Closing.
Section 4.7    Closing Costs.
(a)    Subject to Section 4.7(b) below, each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’ and advisors’ fees, charges and disbursements), except the following costs (the “Closing Costs”), which shall be allocated between the parties as follows:
(i)    all documentary transfer, stamp, sales and other taxes related to the transfer of the Real Property, which shall be paid by Seller;
(ii)    Escrow Agent’s escrow fees and costs, which shall be paid one-half (½) by Seller and one-half (½) by Buyer;
(iii)    the cost of any survey updates and the cost of the ALTA portion of the Title Policy and any endorsements to the Title Policy, which shall be paid by Buyer;
(iv)    the cost of the CLTA portion of the Title Policy (and excluding the cost of any endorsements thereto), which shall be paid by Seller;
(v)    all recording fees, which shall be paid by Seller; and
(vi)    the Personal Property is included in this sale without charge, except that Buyer shall pay to Seller the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property and Buyer shall execute and deliver any tax returns required of it in connection therewith.
(b)    Notwithstanding anything to the contrary in this Agreement, Seller and Buyer acknowledge that, pursuant to the LOI, Seller shall reimburse Buyer the sum of One Hundred Thousand and No/100 United States Dollars (US$100,000.00) on account of Buyer’s out-of-pocket expenses in relation to the proposed acquisition of the Property (the “Expense

Reimbursement Amount”) within one (1) Business Day following the later of (i) the mutual execution and delivery of this Agreement by Buyer and Seller, and (ii) delivery by Buyer to Seller of an invoice for such expenses. Upon the Closing, Buyer shall reimburse and payback to Seller such Expense Reimbursement Amount received from Seller.
Section 4.8    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions hereunder shall be subject to the fulfillment of all of the following conditions within the time periods specified for the same herein, any or all of which may be waived by Buyer in its sole discretion only by a written instrument signed by Buyer:
(a)    Seller shall have delivered to Buyer or Escrow Agent (as applicable) all of the items required to be delivered by Seller pursuant to the terms hereof, including but not limited to, those provided for in Section 4.2;
(b)    All of the representations and warranties of Seller contained herein shall be true and correct as of the Closing Date (subject to any modifications in such representations and warranties as are expressly permitted under this Agreement), except representations and warranties which, in the aggregate cannot reasonably be expected to cause a Value Change in excess of the Threshold Amount;
(c)    Seller shall have performed and observed, in all respects, all covenants and agreements hereof to be performed and observed by Seller as of the Closing Date except where the failure to so perform, in the aggregate cannot reasonably be expected to cause a Value Change in excess of the Threshold Amount; and
(d)    not later than the Closing Date, Seller shall have delivered to Buyer Acceptable Tenant Estoppels for (i) each of the Tenants set forth on Schedule 4.8(d) (collectively, the “Required Tenants”), and (ii) additional Tenants such that the space occupied by such additional Tenants under their respective Leases, when combined with the space occupied by the Required Tenants under their respective Leases, constitutes at least seventy-five percent (75%) of the square footage under Leases of that portion of the Property located at 633 West Fifth Street, Los Angeles, California 90071;
(e)    the Property shall be delivered to Buyer at the Closing free and clear of any occupants or rights to possession, subject only to the Permitted Exceptions;
(f)    the Title Company shall be unconditionally committed to issue the Title Policy, as of the date that the Deed is recorded;
(g)    no order, writ, injunction or decree (collectively, “Order”) shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no laws, ordinances, orders, requirements or regulations of any federal, state, municipal or other governmental or quasi-governmental court, agency, authority or district (each, a “Governmental Agency”) applicable to the Property (“Requirement”) shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby; and
(h)    If applicable, Buyer has not exercised its right to terminate this Agreement pursuant to Article VII.

Section 4.9    Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions hereunder shall be subject to the fulfillment of the following conditions within the time periods specified for the same herein, any or all of which may be waived by Seller in its sole discretion only by a written instrument signed by Seller:
(a)    Escrow Agent shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for herein;
(b)    Buyer shall have delivered to Seller or Escrow Agent (as applicable) all of the items required to be delivered by Buyer pursuant to the terms hereof, including but not limited to, those provided for in Section 4.3;
(c)    All of the representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date (subject to appropriate modifications permitted hereunder);
(d)    Buyer shall have performed and observed, in all material respects, all covenants and agreements hereof to be performed and observed by Buyer as of the Closing Date; and
(e)    no Order shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby.
Section 4.10    Failure of Closing Conditions.
(a)    If any of the closing conditions of Buyer set forth in Section 4.8 have not been fulfilled within the applicable time periods, Seller may elect to attempt to satisfy or cure any such condition, and if Seller so elects, Seller shall have a period not exceeding thirty (30) days after the scheduled deadline therefor to satisfy such condition, and the Closing Date shall be extended accordingly. If Seller cannot satisfy such condition by the end of such thirty (30) day extension period, then Buyer shall have the rights set forth in Section 4.10(b).
(b)    Subject to the provisions of Section 4.10(a) and Section 6.2, if any of Buyer’s closing conditions set forth in Section 4.8 have not been fulfilled within the applicable time periods, Buyer may:
(i)    waive such closing condition(s) and close Escrow in accordance herewith, without adjustment or abatement of the Purchase Price except as provided in Section 4.2(k) above; or
(ii)    terminate this Agreement by written notice to Seller and Escrow Agent, in which event (x) Escrow Agent shall return the Deposit to Buyer and all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, (y) Seller shall (except as otherwise provided herein) pay for all of the cancellation charges of Title Company and Escrow Agent, if any, and (z) neither party hereto shall have any further rights or obligations hereunder (except for any rights and obligations that by their terms expressly survive the termination hereof).

(c)    Subject to the provisions of Section 6.1, if any of the closing conditions of Seller set forth in Section 4.9 have not been fulfilled within the applicable time periods, then Seller may:
(i)    waive such closing condition(s) and close Escrow in accordance herewith, without adjustment or abatement of the Purchase Price; or
(ii)    terminate this Agreement by written notice to Buyer and Escrow Agent, in which event (x) Escrow Agent shall deliver the Deposit to the party entitled thereto pursuant to the terms of this Agreement, and all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, (x) Buyer shall pay for all of the cancellation charges of Title Company and Escrow Agent, if any, and (y) neither party hereto shall have any further rights or obligations hereunder (except for any rights and obligations that by their terms expressly survive the termination hereof).
ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 5.1    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing Date, subject to Section 4.2(j):
(a)    Organization and Authority. Seller is validly existing and in good standing under the laws of the State of Delaware and is in good standing and duly qualified to do business in the state in which the Property is located. Seller has the full right and authority, and has taken all necessary action, to enter into this Agreement and the other instruments, documents and agreements to be executed and delivered by Seller pursuant to this Agreement (together with this Agreement, “Seller Closing Documents”), to transfer all of the Property and to consummate or cause to be consummated the transactions contemplated hereby. The person signing this Agreement and the other Seller Closing Documents on behalf of Seller is duly authorized to do so and to bind Seller thereto.
(b)    Validity of Agreements. This Agreement constitutes and at the Closing the other Seller Closing Documents will constitute valid, binding and enforceable obligations of Seller (except as enforcement may be limited by bankruptcy, insolvency or similar laws). Except as set forth on Schedule 5.1(b), the execution and delivery of, and consummation of the transactions contemplated by, this Agreement and the other Seller Closing Documents by Seller are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any material agreement or instrument to which Seller is now a party or by which it or the Property is bound, or any order, rule or regulation of any Governmental Agency to which Seller is a party or to which Seller or the Property is subject.
(c)    Assigned Contracts. To Seller’s knowledge, the Operating Agreements listed on Schedule 1.1(e)(i) attached hereto and the Specified Agreements listed on Schedule 1.1(e)(ii) attached hereto are all of the material contracts and agreements concerning the operation and maintenance of the Property entered into by Seller or Seller’s Property Manager and affecting the Property, except for those contracts and agreements that (i) are not assignable and will not affect Buyer or the Property after the Closing, or (ii) that will be terminated by Seller effective as of the Closing pursuant to Section 3.4. Neither Seller nor Seller’s Property Manager has received any written notice of any, and to Seller’s knowledge, there is no, default under any Specified Agreement that has not been cured.
(d)    Lease Brokerage. To Seller’s knowledge, except as disclosed in Schedule 5.1(d), (i) no Commissions are payable with respect to any of the Leases that have not been paid (excluding any Commissions payable in connection with renewals and expansions not yet exercised), and (ii) there are no agreements with brokers providing for the payment from and after the Closing by Seller or Seller’s successor-in-interest of Commissions or fees for procuring tenants with respect to the Property.
(e)    Condemnation. Seller has not received written notice of any condemnation proceedings relating to the Property, nor to Seller’s knowledge is any such proceeding contemplated or threatened.
(f)    Pending Actions. Except as set forth on Schedule 5.1(f) attached hereto, Seller has not received written notice of any action, suit, proceeding, judgment, order, decree or government investigation (and to Seller’s knowledge none of the foregoing are threatened) against Seller or the Property or relating specifically to Seller, the Property or the enforceability of this Agreement or the other Seller Closing Documents which remain outstanding.
(g)    Violations. Except as set forth on Schedule 5.1(g) attached hereto, Seller has not received written notice from any Governmental Agency of any uncured violation of any federal, state, or local law relating to the use or operation of the Property which would materially adversely affect the Property or use thereof.
(h)    Leases. To Seller’s knowledge, (i) Seller has delivered to Buyer copies of all Leases, and the copies so provided are true and correct in all material respects, (ii) there are no Leases except as set forth on the schedule of leases attached hereto as Schedule 1.1(d), and the Leases have not been amended, modified or terminated except for any amendments delivered to Buyer pursuant to clause (i) and set forth on Schedule 1.1(d), (iii) Schedule 5.1(h)-A sets forth all Security Deposits currently held by Seller, and specifies which, if any, of the Security Deposits are in the form of a letter of credit, (iv) except as set forth in Schedule 5.1(h)-A, none of the Security Deposits has been applied, (v) none of the Tenants have paid rent (however denominated) more than thirty (30) days in advance, and (vi) there are no persons in possession of the Property or any portion thereof other than Seller, Tenants under the Leases and third parties claiming by, through or under the Tenants. The rent roll attached hereto as Schedule 5.1(h)-B (the “Rent Roll”) is the Rent Roll currently relied upon by Seller in the operation of the Property.
(i)    Landlord/Tenant Matters. Neither Seller nor Seller’s Property Manager has received any written notice from any Tenant under the Leases asserting (i) defaults by the landlord under such Lease that have not been cured, or (ii) claiming that such Tenant has the right to terminate its Lease. Schedule 5.1(i)(i) attached hereto sets forth a list of all currently outstanding audits commenced or threatened by Tenants with respect to the Fixed Rent,

Additional Rent or the computation of any Rents pursuant to any Lease. Neither Seller nor Seller’s Property Manager has delivered no written notice to any Tenant under the Leases asserting defaults by the Tenant under such Lease that have not been cured, except as set forth on Schedule 5.1(i)(ii). To Seller’s knowledge, Seller is not in default under any Lease beyond applicable notice and cure periods, and no Tenant is in monetary default or material non-monetary default under its Lease, beyond applicable notice and cure periods, in each case except as set forth on Schedule 5.1(i)(iii). Except as set forth on Schedule 5.1(i)(iv), Seller has not received written notice that any Tenant has filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors.
(j)    Environmental. Pursuant to the Access Agreement, Seller has delivered or made available to Buyer all reports in Seller’s possession or control relating to Hazardous Materials (as hereinafter defined) in, on or around the Property (such reports, collectively, the “Environmental Reports”). Except to the extent set forth in the Environmental Reports, neither Seller nor Seller’s Property Manager has received any written notice of any violation issued pursuant to any Environmental Law (as hereinafter defined) with respect to the Property or of any investigation or proceeding by a Governmental Agency concerning the presence or alleged presence of Hazardous Materials on the Property in violation of Environmental Laws.
(k)    ERISA. Seller is not an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended from time to time.
(l)    Patriot Act. Seller is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and, to Seller’s knowledge, does not engage in any dealings or transactions with any such persons or entities. To Seller’s knowledge, Seller does not engage in any dealings or transactions with any such persons or entities or any forbidden entity. A “forbidden entity” is defined as (i) the governments of Balkans, Belarus, Burma, Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iran, Iraq, Lebanon, Libya, North Korea, Somalia, Sudan, Syria, Yemen and Zimbabwe (each, a “Prohibited Country”) and any of their agencies, including but not limited to political units and subdivisions (each, a “Prohibited Government”); (ii) any company that (a) is wholly or partially managed or controlled by a Prohibited Government, (b) is established, organized under, or whose principal place of business is in any Prohibited Country, (c) has failed to submit an affidavit following request therefor averring that it does not own or control any property or asset in and has not and does not transact business with any Prohibited Country; and (iii) any publicly traded company identified by an independent researcher specializing in global security as (a) owning or controlling property or assets or having employees or facilities located in, (b) providing goods or services to or obtaining goods or services from, (c) having distribution agreements with, issuing credits or loans to or purchasing bonds or commercial paper issued by, or (d) investing in any Prohibited Country or any company domiciled in any Prohibited Country. For purposes of this section and Section 5.5(d), a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including but not limited to, a government, government agency, natural person, legal person, sole proprietorship, partnership, firm, corporation, subsidiary, affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider of financial services, trust, or enterprise and any association thereof.

(m)    Withholding. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code. Seller is exempt from withholding taxes under Section 18662 of the California Revenue and Taxation Code.
(n)    Rights to Purchase. Other than as disclosed by the Title Commitment or the documents referenced therein, Seller has not granted any option agreements or rights of first refusal with respect to the purchase of the Real Property or any other unexpired rights in favor of third persons to purchase the Real Property or any portion thereof, including, but not limited to, pursuant to any Lease.
(o)    Governmental Actions. Neither Seller nor Seller’s Property Manager has received written notice from any Governmental Agency of any (i) current proceeding or governmental action to modify the zoning classification of all or any part of the Real Property; or (ii) current reassessment or special assessments with respect to real estate taxes or any other assessments applicable to the Real Property, other than any reassessment that may result solely from the sale of the Property to Buyer and any assessments or special assessments disclosed by the Title Commitment or the documents referenced therein. Except as set forth on Schedule 5.1(o), Seller has not commenced any appeal of any real property tax assessment.
(p)    Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.
(q)    Insurance. Schedule 5.1(q) attached hereto sets forth a list of the insurance policies currently maintained by or on behalf of Seller with respect to the Property.
(r)    Permits. Except as set forth on Schedule 5.1(r), Seller has not received written notice from any Governmental Agency of (i) any cancellation, suspension or modification of any material Permit or (ii) any threatened cancellation, suspension or modification of any material Permit.
(s)    Tax Proceedings. Seller has not filed, and has not retained anyone to file, notices of protest, or to commence actions to review real property tax assessments, against the Real Property.
(t)    Seller’s Designated Employees. Seller’s Designated Employees (as hereinafter defined) are the Persons most likely to know whether the representations and warranties contained in this Section 5.1 are true, correct and complete in all material respects.
Section 5.2    Knowledge Defined.
(a)    Seller’s knowledge. References to the “knowledge” of Seller or to things “known” to Seller shall refer only to the current actual knowledge (as opposed to constructive knowledge) of Seller’s Designated Employees, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon Seller’s Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Seller’s Designated Employees” shall refer to Kevin Hagen, Pat McCloskey, Susan Perlas and Suzanne Holley, provided that in no event shall the individuals named in this paragraph have any personal liability as a result of being designated a knowledge party hereunder.
(b)    Buyer’s Knowledge. References to the “knowledge” of Buyer or things “known” to Buyer shall refer only to the current actual knowledge (as opposed to constructive knowledge) of Buyer’s Designated Employee (as hereinafter defined), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Buyer or any affiliate of Buyer or to impose upon Buyer’s Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Buyer’s Designated Employee” shall refer to Richard Stockton provided that in no event shall the individuals named in this paragraph have any personal liability as a result of being designated a knowledge party hereunder.
Section 5.3    Survival of Seller’s Representations and Warranties; Other Limitations.
(a)    The representations and warranties (other than Seller’s Unlimited Representations (as hereinafter defined)) of Seller set forth in Section 5.1 as updated as of the Closing Date in accordance with the terms hereof, shall survive the Closing for a period of nine (9) months. Seller’s Unlimited Representations shall survive to the maximum extent permitted by law. As used herein, “Seller’s Unlimited Representations” means the representations and warranties contained in Sections 5.1(a), (b), (l), (m) and (p). No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based upon a condition, state of facts or other matter which was known to Buyer at or prior to the Closing.
(b)    To the extent an estoppel certificate from any third party is provided to Buyer which sets forth information with respect to any item as to which Seller has made a representation or warranty, then Seller’s representation and warranty with respect to such information will thereafter be null and void and of no further force and effect and Buyer shall rely on the information in such estoppel certificate.
(c)    Notwithstanding anything to the contrary contained herein, all representations and warranties of Seller set forth herein shall be deemed modified by all of the following: (i) all facts and information (A) disclosed in any of the Property Documents contained in the Initial Virtual Data Room and listed on Schedule 3.1, (B) contained in any public records to the extent such documents were available to the Buyer for review without breaching the Confidentiality Agreement, or (C) communicated or disclosed to Buyer whether orally or in writing (including via email), and (ii) any other matter of which Buyer’s Designated Employee has knowledge, in each case prior to the Effective Date. In addition, notwithstanding anything to the contrary contained herein, if the Closing is consummated, then all representations and warranties of Seller shall also be deemed modified by all of the following: (i) all facts and information (A) disclosed in any of the Property Documents contained in the Initial Virtual Data Room and listed on Schedule 3.1 or the Post-Signing Data Room (as hereinafter defined), (B) contained in any public records to the extent such documents were available to Buyer for review without breaching the Confidentiality Agreement, or (C) communicated or disclosed to Buyer whether orally or in writing (including via email), and (ii) any other matter of which Buyer’s Designated Employee has knowledge, in each case between the Effective Date and the Closing Date, inclusive.
Section 5.4    Covenants of Seller.
(a)    Certain Covenants of Seller Prior to the Closing. From the Effective Date until the Closing or earlier termination of this Agreement, Seller and (to the extent specifically included) Buyer hereby covenant and agree with each other as follows:
(i)    Representations and Warranties. Each party shall use its reasonable efforts to promptly notify the other party in writing if such notifying party becomes aware of a breach of any representation or warranty made by such notifying party in this Agreement.
(ii)    Operations and Maintenance. Seller shall, at its cost and expense, but subject to the proration adjustments set forth in Section 4.5 hereof, continue to operate, manage and maintain the Real Property in the ordinary course of business consistent with Seller’s past practices and procedures, subject to ordinary wear and tear, and except to the extent this Agreement expressly provides otherwise. Seller shall not make any material alterations to or upon the Property, except with Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, except the following shall not require Buyer’s approval: (a) any repair and/or restoration following a condemnation or casualty event, in accordance with this Agreement, (b) any alterations by Seller or a Tenant in connection with the occupancy of space by such Tenant under its Lease and in accordance with the terms of such Lease, (c) any alterations the cost of which does not exceed Two Hundred Fifty Thousand United Stated Dollars (US$250,000.00) in the aggregate, (d) any alterations required to comply with any applicable laws or other legal requirements, including, without limitation, those relating to life, fire and safety, (e) any alterations deemed necessary by Seller, acting in good faith, in order to protect life or property, and (f) any alterations in the nature of repairs, modifications and/or replacements performed in the ordinary course of business. Seller shall, at its sole cost and expense, continue to maintain in full force and effect the insurance coverage with respect to the Property in effect as of the Effective Date to the extent the same can be maintained at commercially reasonable rates, or such other similar insurance coverage as can be obtained at commercially reasonable rates, and upon Buyer’s request shall provide Buyer with evidence of same.
(iii)    New Lease Documents.

(1)
Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and, shall work cooperatively with Buyer to procure Tenants and Leases acceptable to Buyer and Seller. Except as provided in clause (2) below, Seller shall not, from and after the Effective Date undertake any of the following without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion: (A) modify, renew (except pursuant to the exercise by a Tenant of a renewal, extension or expansion option contained in such Tenant’s Lease, and in accordance with the terms of such Tenant’s Lease, which shall not require the prior written approval of Buyer), grant any material consent or waive any material rights under the Leases, (B) enter into a New Lease Document, or (C) accept a surrender or consent to the termination or cancellation of any Lease by the Tenant thereunder, except to the extent landlord is obligated to do so in accordance with the terms of such Lease or as required by law. If Buyer consents to Seller entering into a New Lease Document (or Buyer’s consent to such New Lease Document is not required) and such New Lease Document is fully executed, then any Tenant Inducement Costs and Leasing Commissions incurred in connection with such New Lease Document shall be apportioned at the Closing in accordance with the provisions of Section 4.5(b)(viii). Upon Seller’s execution and delivery of any Lease approved by Buyer or otherwise permitted pursuant to this Section 5.4(a)(iii)(1), the same shall be deemed to be a New Lease Document for all purposes under this Agreement. On or prior to that date which is five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer a list of all (y) Tenants with whom Seller or its affiliate is then currently engaged in active negotiations regarding the extension, expansion or renewal of such Tenant’s Lease (except pursuant to the exercise by a Tenant of a renewal, extension or expansion option contained in such Tenant’s Lease in accordance with the existing terms of such Tenant’s Lease), and (z) potential tenants with whom Seller or its affiliate is then currently engaged in active negotiations regarding the execution of a new lease by such potential tenant with respect to the Real Property (or any portion thereof). In the event that within three (3) months following the Closing Date Buyer (or another party on behalf of Buyer) executes any such extension, expansion, renewal or new lease with respect to the Real Property (or any portion thereof) with any of the counterparties appearing on such list, then Seller, its applicable affiliate or employee shall be entitled to a commission with respect to such extension, expansion, renewal or new lease, which commission Buyer shall pay Seller as and when provided in the Property Management Agreement notwithstanding the termination thereof; provided, however, that Buyer shall not be required to pay any amount to Seller in excess of fifty percent (50%) of the amount of commission that would be due under the Property Management Agreement in effect as of the Effective Date and Seller shall be liable for the payment of any commission in excess of the foregoing amount. The obligations of Buyer pursuant to the immediately preceding sentence shall survive the Closing and any termination of the Property Management Agreement.

(2)
Notwithstanding anything to the contrary in clause (1) above, from and after the Effective Date and prior to the Closing Date, Seller shall have the right without the prior consent or approval of Buyer (A) to enter into a New Lease Document, in the ordinary course of business consistent with Seller’s past practices and procedures, with any of the Tenants or prospective Tenants identified on Schedule 5.4(a)(iii)(2) provided that such New Lease would not involve any space on floors 37-46, inclusive, of that Portion of the Property commonly known as the ““US Bank Tower”“, or (B) to enter into license agreements with film, video or television production companies for filming or video activities on or about the Real Property, provided that the term of any such license agreement shall not exceed thirty (30) days (“Filming License”); provided, however, that promptly after executing any such lease, license or occupancy agreement, Seller shall deliver to Buyer a true, correct and complete copy thereof; provided, further, however, that any Filming License shall be considered a Lease for purposes of Section 4.5(a).

(3)
Buyer shall have the right, in cooperation with Seller, to market the Property for lease and enter into negotiations to lease the Property to third parties, provided that in no event shall Buyer have the right to enter into any lease for the Property or any portion thereof which would be effective prior to the Closing Date or require Seller to execute any such lease prior to the Closing Date except on such terms as may be acceptable to Seller in its sole and absolute discretion.

(iv)    Tenant Defaults. In the event that Seller has knowledge (as defined in Section 5.2) that a Tenant is in default under its Lease (following any relevant notice and/or cure period), then Seller shall notify Buyer of such default, and consult and reasonably agree with Buyer regarding the appropriate action to take with respect to such Tenant and such Lease as a result of such default.
(v)    Tenant Improvement Work. Seller shall perform all of the tenant improvement work required by the Leases (“Tenant Improvement Work”) in a manner generally consistent with the manner in which Seller has performed such Tenant Improvement Work prior to the Effective Date.
(vi)    Assigned Operating Agreements. Seller may, between the Effective Date and the Closing, extend, renew, replace or modify any Assigned Operating Agreement or enter into any New Operating Agreement Document which will constitute an Assigned Operating Agreement if the term thereof is cancelable upon no more than thirty (30) days prior written notice, without premium or penalty. Except as permitted by the immediately prior sentence, between the Effective Date and the Closing, Seller shall not (i) enter into any Operating Agreement that would be binding on the Property or Buyer after the Closing Date, or (ii) amend, modify, renew, extend or terminate any Assigned Operating Agreement, in each of the foregoing instances without Buyer’s advance written consent, which may be withheld in Buyer’s sole and absolute discretion. In the event that Seller accepts a surrender of any Assigned Operating Agreement, Seller shall give Buyer prompt written notice of same. For purposes of clarity, nothing in this Section 5.4(a)(vi) shall be construed to limit Seller’s rights, or require Buyer’s consent for any actions, relating to Operating Agreements that are not Assigned Operating Agreements.
(vii)    Specified Agreements. Seller shall not amend, modify, renew, extend, terminate, declare a default under or exercise any remedy under any Specified Agreement, in each of the foregoing instances without Buyer’s advance written consent, which may be withheld in Buyer’s sole and absolute discretion. Notwithstanding the foregoing, Buyer acknowledges that the Agreement for Maintenance of Central Library Landscape Areas dated October 4, 2010 (as the same may have been amended, modified or supplemented, the “Library Maintenance Agreement”), by and between the City of Los Angeles, a municipal corporation, acting by and through the Board of Library Commissions (the “City”) and Seller expires on October 3, 2013, and that, pursuant to the terms of the Library Maintenance Agreement, Seller and the City are required to meet to discuss the duration and terms for the renewal of the Library Maintenance Agreement on or before April 3, 2013. Buyer hereby consents to the Seller renewing or extending the existing Library Maintenance Agreement or entering into a new contract to otherwise continue the rights and obligations provided for in the Library Maintenance Agreement, provided that such renewal, extension or new contract is on substantially the same terms as the Library Maintenance Agreement as in effect on the Effective Date.
(viii)    Personal Property. Seller shall not transfer to any other Person or remove any material Personal Property from the Improvements after the Effective Date, except for replacement thereof with new items of Personal Property of substantially similar quality or value to the item of Personal Property being replaced.
(ix)    Notices. Seller shall promptly notify Buyer in writing of, and shall promptly deliver to Buyer a copy of any written notice Seller may (a) receive, on or before the Closing, (1) from any Governmental Agency, concerning a violation of (i) laws or other legal requirements, including, but not limited to, court orders and any material Permits, at the Property that has not been previously disclosed to Buyer, or (ii) any failure of an inspection relating to any material Permit, (2) from a Tenant alleging a default by Seller or asserting a right to a rent abatement, rent credit or right to terminate its Lease, excluding any scheduled rent abatement or rent credit set forth in any Lease, or (3) from another Person under an Assigned Contract alleging a default by Seller thereunder, or (b) send to a Tenant under a Lease alleging that it is in default thereunder.
(x)    Access. Seller shall afford Buyer and its employees and authorized agents with access to the Property (for any purpose related to the transactions contemplated by this Agreement) as Buyer shall request from time to time prior to the Closing, in each case at reasonable times and upon reasonable advance notice and subject to the rights of Tenants under Leases, provided that Seller shall have the right to accompany Buyer. In addition, Seller shall afford Buyer and its employees and authorized agents with access to, and the right to make copies of, the books, records, correspondence and other files of the Property, but excluding Seller’s limited liability company, partnership or corporate records, internal memoranda, financial projections, budgets, appraisals, accounting and income tax records and similar proprietary, confidential or privileged information. Without limiting the foregoing, Seller has created an online data site for the purpose of posting information related to this transaction and the Property between the Effective Date and the Closing Date, inclusive (the “Post-Signing Virtual Data Room”, and together with the Initial Virtual Data Room, the “Virtual Data Room”). Notwithstanding the foregoing, any access to the Property or materials pursuant to this Section 5.4(a)(x) shall be subject to and in accordance with the terms of the Access Agreement and the Confidentiality Agreement (each, as hereinafter defined), and for purposes of this Section 5.4(a)(x) Seller and Buyer hereby agree (on behalf of themselves and their applicable affiliates) that, notwithstanding anything to the contrary in this Agreement or the Access Agreement, the Access Agreement shall not terminate until the Closing or earlier termination of this Agreement.
(xi)    Permits and Zoning. Except as required pursuant to the terms of any Permit or as otherwise required by any Governmental Agency or, in Seller’s reasonable judgment, required to comply with applicable law or other legal requirements, Seller will not amend, modify or rescind any of the material Permits. Seller shall not make application to any Governmental Agency for any change in the zoning, affecting the Real Property, except in each case with Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion.
(xii)    Title. Seller shall not voluntarily cause, or approve or consent to the imposition of any new liens or encumbrances with respect to the Property or any portion thereof which would survive the Closing, except (A) with Buyer’s advance written consent, which consent may be withheld in Buyer’s sole discretion, and (B) for statutory inchoate liens that automatically arise from a party performing work at the Property.
(xiii)    Updated Schedules. At least five (5) Business Days prior to the Closing Date, Seller shall, with respect to each Schedule attached to this Agreement for which changes have occurred between the Effective Date and such date which is five (5) Business Days prior to the Closing Date, provide to Buyer a revised Schedule reflecting the status of the matters set forth therein as of the Closing Date.
(xiv)    [Intentionally Omitted].

(xv)    No Solicitation. Except as permitted pursuant to Schedule 5.4(a)(xv), Seller shall not, directly or indirectly, solicit, initiate or encourage, or take any other action, including, but not limited to, entering into any agreement designed to, or which could reasonably be expected to, facilitate, any proposal or offer from any Person to purchase solely the Real Property or any interest therein.
(xvi)    Property Manager. Prior to the Closing, Seller shall pay all amounts under the Property Management Agreement with respect to periods prior to Closing and all costs of terminating such Property Management Agreement at or before Closing, and all costs relating to employees of the Property Manager. Except as provided in Section 4.5 hereof, there shall be no proration for such amounts or costs.
(xvii)    Cooperation and Transition Matters. Seller shall (at no material expense to Seller):

(1)
Reasonably cooperate with Buyer, including through periodic meetings between representatives of Buyer and Seller, (A) to assist Buyer in obtaining any new permits and/or licenses to the extent necessary for Buyer’s continued operation and management of the Property following the Closing, provided that the receipt of any such new permits or licenses shall in no event be a condition to Closing and (B) to facilitate a smooth transition of the management and operation of the Property at the Closing between Seller and its Property Manager and Buyer and its property manager;

(2)
Upon the request of Buyer in connection with any acquisition financing of the Property, send out any subordination, non-disturbance and attornment agreements (“SNDAs”) requested by Buyer to Tenants and use commercially reasonable efforts to obtain SNDAs from such Tenants at or prior to the Closing, provided that the receipt of any such SNDAs shall in no event be a condition to Closing; and

(3)
Cooperate with Buyer and use commercially reasonable efforts to obtain and deliver to Buyer prior to the Closing the documents listed on Schedule 5.4(a)(xvii)(3) attached hereto and made a part hereof from the applicable counterparty (the “Additional Buyer Requested Items”), provided that the receipt of any Additional Buyer Requested Items shall in no event be a condition to Closing.

(b)    Limitation on Liability for Breach of Seller’s Covenants. Notwithstanding anything to the contrary contained herein, if Buyer consummates the Closing, Seller shall have no liability hereunder for the breach by Seller of any covenant to be performed by Seller hereunder prior to the Closing if Buyer had actual knowledge of such breach as of the Closing Date.
Section 5.5    Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing Date, subject to Section 4.3(e):
(a)    Organization and Authority. Buyer is validly existing and in good standing under the laws of State of Delaware and is in good standing and at Closing shall be qualified to do business in the state in which the Property is located. Buyer has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. The person signing this Agreement on behalf of Buyer is authorized to do so.
(b)    Validity of Agreements. This Agreement constitutes and as of the Closing all other instruments, documents and agreements to be executed and delivered by Buyer in connection herewith (collectively with this Agreement, the “Buyer Closing Documents”, and together with the Seller Closing Documents, the “Closing Documents”) will constitute valid, binding and enforceable obligations of Buyer (except as enforcement may be limited by bankruptcy, insolvency or similar laws) and do not violate any provisions of any material agreement or judicial order to which Buyer is a party.
(c)    Pending Actions. Buyer has not received written notice of any action, suit, proceeding, judgment, order, decree or government investigation (and to Buyer’s knowledge none of the foregoing are threatened) against Buyer or relating specifically to Buyer which remain outstanding and which, if adversely determined, would (individually or in the aggregate) materially adversely affect the consummation of the transaction contemplated hereby or Buyer’s ability to perform its obligations hereunder.
(d)    Patriot Act. Buyer is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions with any such persons or entities. Buyer does not engage in any dealings or transactions with any such persons or entities or any forbidden entity (as defined in Section 5.1(l) above).
Section 5.6    Survival of Buyer’s Representations and Warranties. The representations and warranties (other than Buyer’s Unlimited Representations (as hereinafter defined)) of Buyer set forth in Section 5.5 as updated as of the Closing Date in accordance with the terms hereof, shall survive the Closing for a period of nine (9) months. Buyer’s Unlimited Representations shall survive to the maximum extent permitted by law. As used herein, “Buyer’s Unlimited Representations” means the representations and warranties contained in Sections 5.5(a), (b) and (d).
Section 5.7    Limitation on Seller’s Liability. Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of Seller and the maximum aggregate amount which may be awarded to and collected by Buyer for all (collectively, the “Surviving

Obligations”) (a) breaches of representations or warranties of Seller (other than the Seller’s Unlimited Representations) under this Agreement or any Seller Closing Document, including, without limitation, the exhibits and schedules attached hereto (collectively, the “Other Documents”), or (b) breaches by Seller of any covenant for which Seller has liability hereunder or under any of the Other Documents, shall not exceed Five Million United States Dollars (US$5,000,000.00) (the “Cap Amount”); provided, however, that Seller agrees that any amounts to which Buyer is entitled pursuant to Section 9.19 below, if any, shall not be subject to the Cap Amount. In addition, notwithstanding anything to the contrary contained herein, no claim by Buyer alleging a breach by Seller of any representation, warranty or covenant for which Seller otherwise has liability hereunder or under any of the Other Documents, may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, (i) unless written notice containing a description of the specific nature of such claim shall have been given by Buyer to Seller within nine (9) months following the Closing Date (the “Survival Period”) and an action shall have been commenced by Buyer against Seller within ten (10) months following the Closing Date, and (ii) unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty or covenant, is for an aggregate amount in excess of Two Hundred Fifty Thousand United States Dollars (US$250,000.00) (the “Floor Amount”), in which event the liability of Seller respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the Cap Amount set forth above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall not have liability with respect thereto. The Floor Amount shall not apply with respect to (A) any of the proration payments to be made after the Closing pursuant to Article IV, or (B) Seller’s obligations under Section 4.7, Article VII and Section 9.19. Except as expressly provided herein regarding the remedy of specific performance, the liability of Seller to Buyer for any and all breaches by Seller of any or all representations, warranties and covenants set forth herein shall be limited to actual damages (Buyer hereby waiving and relinquishing all right to seek other damages, whether punitive, consequential, or otherwise). Buyer agrees that Buyer shall use commercially reasonable efforts to pursue claims against insurance policies and under service contracts and Leases concurrently with seeking recovery from Seller, provided, however the foregoing shall not limit, restrict or entitle Seller to delay any payment obligations to Buyer for Surviving Obligations up to the Cap Amount; provided, further however, that if Buyer recovers any amounts from a third-party source other than Seller for a claim for which Seller has paid Buyer, Buyer shall reimburse Seller from any proceeds Buyer receives after the payment of all applicable expenses, fees and costs in pursuing such claims, including, without limitation, attorneys’ fees.
Section 5.8    Guaranty.
(a)    From and after any Closing, MPG Office, L.P., a Maryland limited partnership (in such capacity, the “Guarantor”), hereby irrevocably and unconditionally guarantees the punctual payment of all of Seller’s post-Closing liability for the Surviving Obligations in the event Seller does not pay all of the Surviving Obligations as and when such Surviving Obligations are due to be paid under this Agreement (collectively, the “Guarantied Obligations”). Notwithstanding any other provisions of this Agreement to the contrary, the liability of Guarantor for the Guarantied Obligations shall be limited to the same extent as Seller’s post-Closing liability for the Surviving Obligations, including, without limitation, that the maximum aggregate liability of Guarantor for the Guarantied Obligations shall be limited to the Cap and shall be further subject to the Survival Period and Floor Amount as set forth in

Section 5.7 above (the “Liability Limitations”); provided, however that Guarantor agrees that any amounts to which Buyer is entitled pursuant to Section 9.19 below, if any, shall not be subject to the Cap Amount. Guarantor further agrees that, Guarantor shall not dissolve or liquidate prior to the later of (i) that date which is ten (10) months following the Closing Date (the “Claims Deadline”), and (ii) that date on which any claims made by Buyer prior to the Claims Deadline with respect to the Surviving Obligations are finally resolved and Seller or Guarantor has made all required payments to Buyer (such later date being referred to herein as the “Outside Date”), unless Seller or Guarantor shall deposit into an escrow account (an “Escrow Account”) reasonably acceptable to Buyer, and on terms reasonably agreed to by Buyer and Seller (an “Escrow Arrangement”), an amount equal to the difference between the Cap Amount and any amounts previously paid by Seller or Guarantor to Buyer on account of the Surviving Obligations (the “Escrow Amount”); provided, however, that this sentence shall not be deemed or construed to prohibit or otherwise restrict any merger or consolidation of Guarantor with or into any other entity or any transfer or other conveyance of any interests in Guarantor (whether directly, indirectly, by operation of law or otherwise) (herein, a “Guarantor Corporate Transaction”); provided further, however, that, if immediately following the consummation of a Guarantor Corporate Transaction, the net worth of Guarantor or the surviving entity, as the case may be, would be less than the net worth of Guarantor immediately prior to the consummation of such Guarantor Corporate Transaction, in each case as determined in accordance with U.S. generally accepted accounting principles (and based upon reasonable evidence of same provided by Seller or Guarantor to Buyer), then prior to the consummation of such Guarantor Corporate Transaction, Seller or Guarantor shall deposit the Escrow Amount into an Escrow Account pursuant to an Escrow Arrangement as security for Seller’s Surviving Obligations and the Guarantied Obligations . Any amount remaining in any Escrow Account established pursuant to the foregoing provisions of this Section 5.8(a) shall be released to Seller from such Escrow Account on the Outside Date.
(b)    Guarantor represents to Buyer that (i) it will materially benefit from this Agreement; (ii) Guarantor is duly authorized to execute and deliver this Agreement with respect to the Guarantied Obligations, which is enforceable in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency or similar laws); and (iii) the making and performance of this Agreement with respect to the Guarantied Obligations by Guarantor will not result in any breach of any term, condition or provision of, or constitute a default under, any contract, agreement or other instrument to which Guarantor is a party or by which Guarantor is bound, or to Guarantor’s actual knowledge, result in a breach of any regulation, order, writ, injunction or decree of any court or any commission, board or other administrative agency entered in any proceeding to which Guarantor is a party or by which Guarantor may be bound.
(c)    Guarantor acknowledges that the Guarantied Obligations are direct and immediate and may be enforced without prior resort by Buyer to any other remedies it may have under this Agreement against Seller on account of the Guarantied Obligations or any other person or against any security or collateral on account thereof. Guarantor’s obligations under Section 5.8 are independent of the obligations of Seller with respect to the Guarantied Obligations, and a separate action or actions may be brought and prosecuted against Guarantor, whether or not action is brought against Seller or whether Seller is joined in such action or actions. In addition, none of the provisions of this Section 5.8 shall be construed to limit any other provisions or any rights which Buyer may have at law, in equity, or otherwise against Seller under this Agreement on account of the Guarantied Obligations. Subject to the Liability

Limitations, Guarantor shall not set up or claim any defense, counterclaim, setoff or other objection of any kind to any demand or claim, or to any action or proceeding, at law, in equity or otherwise, made or brought at any time hereunder by Buyer against Seller on account of the Guarantied Obligations, other than a defense, counterclaim, setoff or other objection to which Seller is entitled on account of the underlying Guarantied Obligation.
(d)    Notwithstanding any other provision of this Agreement to the contrary, while Guarantor has any liability for the Guarantied Obligations, (i) Guarantor hereby waives any right to participate in any claim or remedy of Buyer against Seller on account of the Guarantied Obligations or any collateral which Buyer now has or hereafter acquires on account thereof, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, and (ii) Guarantor agrees that Guarantor shall not assign, transfer or convey its obligations under this Agreement; provided, however, that, subject to any obligation of Seller and Guarantor to establish and fund an Escrow Account pursuant to Section 5.8(a) above, nothing contained in this Agreement shall be deemed or construed to prohibit or otherwise restrict any Guarantor Corporate Transaction.
(e)    Subject to the Liability Limitations, the validity of this Section 5.8, and Guarantor’s Guarantied Obligations hereunder, shall not be impaired, changed, released or limited in any manner whatsoever by reason of (i) the assertion or failure to assert by Buyer against Seller of any of the rights or remedies of Buyer pursuant to this Agreement with respect to the Guarantied Obligations, (ii) any impairment, change, release, or limitation of the Guarantied Obligations or any remedy for enforcement thereof, (iii) the making of any assignment by Seller, with or without notice to Buyer, of its interest under this Agreement (whether or not such assignment is permitted under this Agreement and whether or not it is approved by Buyer), (iv) the sale or other transfer by Guarantor of any interests of Seller or any change in the ownership or control of such interests of Seller, or (v) any waiver, impairment, change, release or limitation of Seller’s obligations with respect to the Guarantied Obligations by reason of (A) the release or discharge of Seller in any creditors’ proceedings, receivership, bankruptcy, insolvency, composition, dissolution, liquidation, reorganization, arrangement or adjustment or other proceedings, or resulting from the operation of any present or future provision of the Bankruptcy Code or any other present or future debtor relief laws or from the decision of any court or other tribunal with respect thereto, (B) any impairment, limitation or modification of the liability of Seller or the estate of Seller in receivership, bankruptcy, insolvency, composition, dissolution, liquidation, reorganization, arrangement or adjustment, or of any remedy for the enforcement of Seller’s liability under this Agreement, or (C) the rejection or disaffirmance of this Agreement or any Guarantied Obligations thereunder in any such proceedings.
(f)    Guarantor agrees that nothing contained herein shall prevent Buyer from exercising any rights available to it against Seller hereunder, and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of such Guarantor. Guarantor understands that the exercise by Buyer of certain rights and remedies against Seller may affect or eliminate such Guarantor’s right of subrogation against Seller and that Guarantor may therefore incur a partially or totally non-reimbursable liability hereunder; nevertheless, Guarantor hereby authorizes and empowers Buyer to exercise, in its sole discretion, all rights and remedies, or any combination thereof, which may then be available, since it is the intent and purpose of Guarantor that the Guarantied Obligations shall be absolute, independent and unconditional under any and all circumstances. Without limiting the generality of the foregoing, California Civil Code (“CC”) Section 2856, and to the maximum extent permitted by applicable law, each Guarantor waives any and all rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to such Guarantor by reason of CC Sections 2787 to 2855, inclusive, 2899 and 3433 including, without limitation, any and all rights or defenses any Guarantor may have by reason of protection afforded to the principal with respect to any of the Guarantied Obligations
(g)    Guarantor agrees that it shall have no right of subrogation, and hereby waives any and all rights of subrogation which it may now or hereafter have, against Seller. Guarantor further agrees that to the extent the waiver of its rights of subrogation as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation any Guarantor may have against Seller shall be junior and subordinate to any rights Buyer may have against Seller.
(h)    Without further assent by Guarantor, but upon five (5) days prior notice to Guarantor, Buyer, in its sole and absolute discretion, may at any time or times it so determines, and upon such terms and conditions as it so determines, (i) with Seller’s consent, extend or modify the time, manner, place or terms of payment or performance of, or otherwise modify, amend, renew, supplement, change or waive the terms and conditions of any of the Guarantied Obligations, and (ii) settle or compromise any of the Guarantied Obligations with or discharge Seller and/or any other persons who may at any time be liable thereon, whether or not they are in bankruptcy, receivership, composition, dissolution, liquidation, arrangement, reorganization or adjustment. Subject to the Liability Limitations, Guarantor acknowledges that Guarantor shall remain bound under this Section 5.8 notwithstanding any act, omission, forbearance, delay, extension, modification, amendment, renewal, supplement, change or waiver by Buyer of any nature whatsoever, whether pursuant to the provisions of this Section 5.8 or otherwise, relating to any of the Guarantied Obligations or any security or collateral. Subject to the Liability Limitations, Guarantor further acknowledges that none of the Guarantied Obligations shall be excluded from the coverage of this Section 5.8 by virtue of being affected by any such act, omission, forbearance, delay, extension, modification, amendment, renewal, supplement, change or waiver by Buyer.
(i)    If all or any part of the Guarantied Obligations are determined to be invalid or unenforceable, such determination shall not affect any of the other Guarantied Obligations.
(j)    As a condition precedent to Buyer’s obligations under this Agreement, Seller covenants and agrees to obtain Guarantor’s signature to this Agreement concurrently with Seller’s execution and delivery of this Agreement to Buyer.
(k)    Any notice pursuant to this Section 5.8 shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to Guarantor at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notice given pursuant hereto to Guarantor shall be as follows:

If to Guarantor:	c/o MPG Office Trust, Inc.

355 South Grand Avenue, Suite 3300

Los Angeles, California 90071

Attention: Chris Norton

Executive Vice President, General Counsel

Facsimile: (213) 613-9414

Phone: (213) 533-5572

with a copy to:	Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention: David C. Meckler, Esq. and Hilary A. Shalla, Esq.

Facsimile: (714) 755-8290

Phone: (714) 540-1235

(l)    Each of Buyer and Guarantor agrees that any disputes, controversies or proceedings arising in connection with this Section 5.8 (including a determination of any and all issues in such dispute, whether of fact or of law) shall be tried and litigated exclusively in the Superior Court of the County of Los Angeles, State of California, in any other appropriate court of that county, or in the United States District Court for the Central District of California. This choice of venue is intended by each of Buyer and Guarantor to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between or among the parties with respect to or arising out of this Section 5.8 in any other jurisdiction other than that specified in this Section 5.8 and in Section 9.24. Buyer and Guarantor each hereby waives any right that it may have to assert forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the state and federal courts located in the County of Los Angeles, State of California shall have in personam jurisdiction and venue over it for the purpose of litigating any dispute, controversy or proceeding arising out of this Section 5.8. Each of Buyer and Guarantor hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 5.8 by means of registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Section 5.8, or in the manner set forth in Section 5.8(k) of this Agreement pertaining to notice. Any final judgment rendered against Buyer or Guarantor in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.
(m)    The provisions of this Section 5.8 shall be binding upon Guarantor and its legal representatives, successors and assigns, and shall inure to the benefit of Buyer and its legal representatives, successors and assigns. The provisions of this Section 5.8 shall survive the Closing.
ARTICLE VI
DEFAULT AND REMEDIES

Section 6.1    Pre-Closing Default by Buyer. IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO BUYER’S DEFAULT, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 6.1, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT AND ANY INTEREST THEREON HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY, AT LAW OR IN EQUITY, AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR, INCLUDING ANY RIGHT IN EQUITY TO SEEK SPECIFIC PERFORMANCE HEREOF, AND IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. IN ADDITION, BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES AND SHALL ALSO PROMPTLY REIMBURSE AND PAYBACK TO SELLER THE EXPENSE REIMBURSEMENT AMOUNT. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 6.1 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE HEREWITH. BY THEIR SEPARATELY EXECUTING THIS SECTION 6.1, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

SELLER’S INITIALS	BUYER’S INITIALS
CMN on behalf of seller	CHH
Section 6.2    Pre-Closing Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to any default by Seller hereunder, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit and the amount of One Hundred Thousand and No/100 United States Dollars ($100,000.00) (the “Transaction Costs”), which Seller shall pay promptly to Buyer, after which, this Agreement shall automatically terminate and each party shall be relieved of its obligations hereunder (other than the provisions which expressly survive termination) or (b) to enforce specific performance of Seller’s obligation to convey the Property to Buyer in accordance with the terms hereof, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Buyer expressly waives its rights to seek damages other than recovery of the Transaction Costs pursuant to clause (a) above in the event of Seller’s default hereunder. If the sale of the Property is not consummated due to Seller’s default hereunder, Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit and be reimbursed for the Transaction Costs in accordance with clause (a) above if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the latest date upon which the Closing was to have occurred.
Section 6.3    Recoverable Damages. Notwithstanding anything contained herein to the contrary, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance herewith or third party claims.
Section 6.4    Survival. This Article VI shall survive the Closing or the earlier termination of this Agreement.

ARTICLE VII
RISK OF LOSS
Section 7.1    Minor Damage or Condemnation. In the event of loss or damage to, or a legal proceeding under power of eminent domain (“Condemnation”) is commenced with respect to, the Property or any portion thereof, Seller shall give Buyer prompt written notice of same, provided, however, that Seller shall not be required to provide Buyer with notice of any such matter which results in damage that Seller reasonably expects will cost Ten Thousand United States Dollars (US$10,000.00) or less to repair. If the loss, damage or condemnation is not Major (as hereinafter defined), this Agreement shall remain in full force and effect provided that Buyer shall, at Buyer’s option upon written notice to Seller, either (a) elect to have Seller perform any repairs reasonably required to restore the Property to substantially its condition immediately prior to the casualty, or (b) elect to have Seller assign to Buyer, without representation, warranty or recourse to Seller, all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any (i) casualty insurance policies and, only with respect to the period from and after the Closing, loss of rent insurance policies, in which event Buyer shall receive a credit at the Closing in an amount equal to the lesser of the deductible amount under Seller’s insurance policy and the cost of such repairs as determined in accordance with Section 7.3, or (ii) Condemnation awards relating to the premises in question; provided, however, that if Seller’s insurance policy is not assignable or the casualty is not insured, then Buyer shall receive a credit at Closing in an amount equal to the costs of such repairs as determined in accordance with Section 7.3. If Buyer elects (b) above, (i) Seller will cooperate (at no material expense to Seller) with Buyer in obtaining the insurance proceeds from Seller’s insurers, (ii) Buyer shall have the right to adjust any such claims, and (iii) Seller shall cooperate (at no material expense to Seller) with Buyer in obtaining the applicable insurance company’s recognition of Buyer’s right to adjust such claims and receive an assignment of the proceeds. In the event that Buyer elects to have Seller perform repairs upon the Property, Seller shall use commercially reasonable efforts to complete such repairs promptly; provided, however, that notwithstanding anything to the contrary in this Section 7.1, Buyer shall not be permitted to elect to require Seller to perform repairs upon the Property if such repairs cannot reasonably be completed prior to the scheduled Closing Date, in which case Buyer shall be obligated to elect to proceed under clause (b) of this Section 7.1. Upon the Closing, full risk of loss with respect to the Property shall pass to Buyer.
Section 7.2    Major Damage. In the event of a Major loss or damage to, or Condemnation of, the Property or any portion thereof, Buyer may terminate this Agreement, in which event the Deposit shall be returned to Buyer, and neither party hereto shall have any further rights or obligations hereunder (except for any rights and obligations that by their terms expressly survive the termination hereof). If Buyer does not provide Seller with written notice of its election to proceed to Closing under this Agreement notwithstanding such Major loss or damage to, or Condemnation of the Property or any portion thereof, within ten (10) Business Days after Buyer receives written notice from Seller of the occurrence of such Major loss, damage or Condemnation (which notice shall state the cost of repair or restoration thereof as opined to by an architect in accordance with Section 7.3) (and if necessary the Closing Date shall be extended to give Buyer the full ten (10) Business Day period to make such election), then Buyer shall be deemed to have elected to terminate this Agreement, in which event the Deposit shall be returned to Buyer, and neither party hereto shall have any further rights or obligations hereunder (except for any rights and obligations that by their terms expressly survive the termination hereof). In the event Buyer elects to proceed with Closing, (a) Seller shall assign to Buyer, without representation, warranty or recourse to Seller, all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any (i) casualty insurance policies and, only with respect to the period from and after the Closing, loss of rent insurance policies, in which event Buyer shall receive a credit at the Closing in an amount equal to the lesser of the deductible amount under Seller’s insurance policy and the cost of such repairs as determined in accordance with Section 7.3, or (ii) Condemnation awards relating to the premises in question, in each case, after deduction of Seller’s reasonable expenses of collection and amounts expended by Seller in Seller’s reasonable discretion to prevent further damage to the Property or to alleviate unsafe conditions at the Property caused by casualty or Condemnation, and (b) (i) Seller will cooperate (at no material expense to Seller) with Buyer in obtaining the insurance proceeds from Seller’s insurers, (ii) Buyer shall have the right to adjust any such claims, and (iii) Seller shall cooperate (at no material expense to Seller) with Buyer in obtaining the applicable insurance company’s recognition of Buyer’s right to adjust such claims and receive an assignment of the proceeds. Upon the Closing, full risk of loss with respect to the Property shall pass to Buyer.
Section 7.3    Definition of “Major” Loss or Damage. For purposes of Section 7.1 and Section 7.2, “Major” loss, damage or Condemnation refers to any of the following: (a) loss or damage to the Property or a portion thereof such that the cost of demolition, plans, permits and repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the reasonable opinion of an architect selected by Seller and reasonably approved by Buyer, be likely to equal or exceed Fifteen Million and No/100 United States Dollars (US$15,000,000.00), (b) loss or damage that would give (i) Tenants occupying more than thirty thousand (30,000) rentable square feet of space in the aggregate within the Real Property the right to terminate their applicable Leases, or (b) any Required Tenants within the Real Property the right to terminate their applicable Leases, or (c) any loss due to a Condemnation which (i) permanently and materially impairs the current use of the Property, or (ii) gives (i) Tenants occupying more than thirty thousand (30,000) rentable square feet of space in the aggregate within the Real Property the right to terminate their applicable Leases, or (b) any Required Tenants within the Real Property the right to terminate their applicable Leases. If Buyer does not give written notice to Seller of Buyer’s reasons for disapproving an architect within ten (10) Business Days after receipt of notice of the proposed architect, Buyer shall be deemed to have approved the architect selected by Seller.
ARTICLE VIII
DISCLAIMERS AND WAIVERS
Section 8.1    No Reliance on Documents. Except as expressly stated herein and in the other Seller Closing Documents, neither Seller nor any of its affiliates makes any representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its affiliates, brokers or agents to Buyer (including, without limitation, any Property Documents) in connection with the transactions contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered or given by Seller, its affiliates, brokers or agents to Buyer in connection with the transactions contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer except as expressly set forth herein and in the other Seller Closing Documents. Except as expressly stated herein and in the other Seller Closing Documents, neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such reports.
Section 8.2    AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE OTHER SELLER CLOSING DOCUMENTS, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING NOR HAS AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
BUYER ACKNOWLEDGES AND AGREES THAT, UPON THE CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE HEREIN, IN THE OTHER SELLER CLOSING DOCUMENTS OR IMPLIED BY LAW IN THE DEED UNDER CALIFORNIA CIVIL CODE SECTION 1113. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED HEREIN OR IN THE OTHER SELLER CLOSING DOCUMENTS, BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF THE SELLER PARTIES ARE LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER OR ANY SELLER PARTY, INCLUDING, WITHOUT LIMITATION, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH HEREIN OR IN THE OTHER SELLER CLOSING DOCUMENTS. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.” BUYER FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER SELLER CLOSING DOCUMENTS, NEITHER SELLER NOR ANYONE ACTING ON BEHALF OF SELLER HAS MADE ANY REPRESENTATIONS REGARDING THE ZONING, DEVELOPMENT POTENTIAL AND/OR RESTRICTIONS, OR THE SUITABILITY OF THE PROPERTY FOR BUYER’S INTENDED USE AND BUYER SHALL DETERMINE ALL SUCH MATTERS ON ITS OWN BEHALF.
BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS (AS DEFINED BELOW IN THIS SECTION 8.2) ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY

SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ANY OF THE SELLER PARTIES (INCLUDING, WITHOUT LIMITATION, THE MANAGER OF THE PROPERTY) WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH HEREIN, IN THE OTHER SELLER CLOSING DOCUMENTS OR IMPLIED BY LAW IN THE DEED UNDER CALIFORNIA CIVIL CODE SECTION 1113. UPON THE CLOSING, AND SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY CONTAINED HEREIN AND IN THE OTHER SELLER CLOSING DOCUMENTS, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON THE CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND THE SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, LOSSES, LIABILITIES, DAMAGES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES, CHARGES AND DISBURSEMENTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR ANY OF THE SELLER PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, ALL SUBJECT TO AND WITHOUT LIMITING SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES OR COVENANTS HEREUNDER INCLUDING THE CONVEYANCE DOCUMENTS ATTACHED AS EXHIBITS. BUYER ACKNOWLEDGES THAT SUCH ADVERSE MATTERS MAY AFFECT BUYER’S ABILITY TO SELL, LEASE OR FINANCE THE PROPERTY AT ANY TIME AND FROM TIME TO TIME. IN CONNECTION THEREWITH, BUYER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BUYER’S INITIALS:            CHH
NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE FOREGOING RELEASE SHALL NOT BE DEEMED TO RELEASE ANY SELLER PARTY WITH RESPECT TO (A) ANY EXPRESS REPRESENTATION OR WARRANTY CONTAINED HEREIN OR IN THE OTHER CLOSING DOCUMENTS, (B) ANY COVENANT OF SELLER HEREUNDER OR UNDER THE OTHER CLOSING DOCUMENTS WHICH SURVIVES CLOSING, OR (C) SUCH SELLER PARTY’S FRAUD OR INTENTIONAL MISREPRESENTATION.

As used herein, the term “Hazardous Materials” means any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. The term “Environmental Laws” means, collectively, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act and all other federal laws governing the environment as in effect on the Effective Date, together with their implementing regulations, guidelines, rules or orders, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic materials.
Section 8.3    Required Disclosures.
(a)    Buyer and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer acknowledges that Seller has employed the services of Escrow Agent (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer in writing. Buyer hereby waives its right to receive any information under applicable laws with respect to such matters other than the written report prepared by the Natural Hazard Expert regarding the results of its examination that was made available to Buyer in the Initial Virtual Data Room prior to the Effective Date. Buyer acknowledges that for the purposes hereof, the provisions of California Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.
(b)    Buyer and Seller further acknowledge that the provisions of Section 25402.10 of the California Public Resources Code require commercial real estate owners of California property to disclose, in writing, certain information related to the historic energy use and efficiency of their buildings to prospective purchasers. Buyer acknowledges that Seller has provided the following materials in the Initial Virtual Data Room prior to the Effective Date: (A) a Disclosure Summary Sheet downloaded from the California Energy Commission’s website; (B) a Statement of Energy Performance generated by the ENERGY STAR Portfolio Manager (“ESPM”) and relating to the Property; (C) a Data Checklist generated by the ESPM system and relating to the Property; and (D) a Facility Summary generated by the ESPM system and relating to the Property. Buyer hereby waives its right to receive any information under Section 25402.10 of the California Public Resources Code other than the information described in clauses (A) through (D) above that was made available to Buyer in the Initial Virtual Data Room prior to the Effective Date.
Section 8.4    Survival of Disclaimers. The provisions of this Article VIII shall survive the Closing or any termination of this Agreement.

ARTICLE IX
MISCELLANEOUS
Section 9.1    Confidentiality. Buyer acknowledges that MPG Office Trust, Inc. (“MPG Office Trust”), an affiliate of Seller and Guarantor, and Overseas Union Enterprise Limited (“OUE”), an affiliate of Buyer, had entered parties to that certain letter agreement dated November 20, 2012 (the “Confidentiality Agreement”), which relates to the transactions contemplated by this Agreement. Concurrently herewith, pursuant to the Assignment and Assumption Agreement (as defined below), OUE has assigned the Confidentiality Agreement to Buyer and Seller and Guarantor have joined as parties to the Confidentiality Agreement, in each case subject to the terms of the Assignment and Assumption Agreement, and Buyer and Seller agree that, notwithstanding the execution of this Agreement by Buyer and Seller, the Confidentiality Agreement remains in full force and effect in accordance with its terms, and that all information and materials made available to Buyer or its Representatives (as defined in the Confidentiality Agreement) by or on behalf of Seller pursuant to this Agreement, the Access Agreement or the LOI (as hereinafter defined) shall constitute “Confidential Information” for purposes of the Confidentiality Agreement. Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in the Confidentiality Agreement, (a) without limiting the restrictions on disclosure of Confidential Information, Buyer and its Representatives (as defined in the Confidentiality Agreement) may use the Confidential Information (as defined in the Confidentiality Agreement) for purposes related to the transactions contemplated by this Agreement; (b) Buyer and its representatives may disclose the Confidential Information in connection with a dispute between Buyer and Seller (c) from and after the Effective Date, Sections 5 and 6 of the Confidentiality Agreement shall be of no further force and effect; (d) Seller hereby consents to the disclosure of Confidential Information by Buyer and its Representatives to prospective capital sources (both debt and equity) for purposes of obtaining financing for the acquisition of the Property pursuant to this Agreement, provided that Buyer (i) notifies all such prospective capital sources of the confidential nature of such Confidential Information, (ii) causes all such prospective capital sources to keep such information confidential and to restrict its use as provided in the Confidentiality Agreement, and (iii) shall be responsible for any breach of the Confidentiality Agreement by any such prospective capital source; and Seller agrees that in the event that it is determined that Seller has restricted any prospective capital sources of Buyer by requiring exclusivity with Seller and/or its affiliates, Seller agrees that Seller shall waive any such exclusivity; (e) prior to the Closing, Buyer and its representative shall not meet with or otherwise discuss any matters relating to the Property or any alternative use thereof with any governmental or quasi-governmental authority or agency; and (f) the provisions of the Confidentiality Agreement restricting the use or disclosure of the Confidential Information shall terminate upon the occurrence of the Closing. Notwithstanding anything to the contrary contained in the LOI, Access Agreement, Confidentiality Agreement or this Agreement, upon the execution of this Agreement by the parties, (i) either Seller or Buyer may attach this Agreement (which Agreement shall not include any schedules or exhibits unless otherwise required) to any securities filings required by law or regulation to me made by Buyer, Seller or their respective affiliates, and (ii) each of Buyer and Seller shall have the right to review the other party’s respective press releases prior to publication and following such review, either party may publish a press release or make a public announcement regarding the transactions contemplated by this Agreement. The provisions of this Section 9.1 shall survive the Closing or any termination of this Agreement.

Section 9.2    Brokerage Commissions. Seller represents and warrants to Buyer that, with the exception of Eastdil Secured (“Eastdil”), and Buyer represents and warrants to Seller, that, with the exception of the parties listed on Schedule 9.2 attached hereto and made a part hereof (collectively, the “Buyer Broker and Finder Parties”), no other broker or finder has been engaged by it, respectively, in connection with the transactions contemplated hereby, or to its knowledge is in any way connected with such transactions. Buyer shall pay any commission due to the Buyer Broker and Finder Parties in connection with the transactions contemplated by this Agreement pursuant to separate written agreements between Buyer and each of the Buyer Broker and Finder Parties. Seller shall pay any commission due to Eastdil in connection with the transactions contemplated by this Agreement pursuant to a separate written agreement between Seller and Eastdil. In the event of any claims for brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation hereof, Buyer shall indemnify, save harmless and defend Seller from and against such Losses if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer from and against any such Losses if they shall be based upon any statement, representation or agreement made by Seller. The provisions of this Section 9.2 shall survive the Closing or any termination of this Agreement.
Section 9.3    Assignment. Buyer may not assign, transfer or convey its rights and obligations hereunder or in the Property without the prior written consent of Seller (which consent shall not unreasonably be withheld, conditioned or delayed; provided, however that this Agreement and all rights of Buyer hereunder may be assigned or transferred by Buyer to any Person under the control of or under common control with Buyer provided that such Person is duly formed in a state in the United States of America and qualified to do business in the state of California, in which event all instruments, documents and agreements required to be delivered to Buyer hereunder shall be delivered to, and run for the benefit of such Person, and such Person (rather than Buyer) shall execute and deliver any instruments, documents or agreements required to be executed and delivered by Buyer hereunder. Notwithstanding the foregoing, no assignment of this Agreement by Buyer shall relieve the entity executing this Agreement as the “Buyer” from any liability under this Agreement whether arising prior to, on or after the date of such assignment. The provisions of this Section 9.3 shall survive the Closing or any termination of this Agreement.
Section 9.4    Notices. Any notice pursuant hereto shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant hereto shall be as follows:

If to Seller:	c/o MPG Office Trust, Inc.

355 South Grand Avenue, Suite 3300

Los Angeles, California 90071

Attention: Chris Norton

Executive Vice President, General Counsel

Facsimile: (213) 613-9414

Phone: (213) 533-5572

with a copy to:	Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention: David C. Meckler, Esq. and Hilary A. Shalla, Esq.

Facsimile: (714) 755-8290

Phone: (714) 540-1235

If to Buyer:	c/o Overseas Union Enterprise Limited

50 Collyer Quay #18·01/02

Bayfront Singapore 049321

Attn: Steven Ng

Chief Corporate Officer

Telephone: +65 6809 6000

Facsimile: +65 6809 6060

with a copy to:	Howse Williams Bowers

27F Alexandra House

18 Chater Road, Central

Hong Kong SAR

Attn: Christopher Williams

Telephone: +852 2803 3622

Facsimile: +852 2803 3618

with a copy to:	Holland & Knight LLP

31 West 52nd Street

New York, New York 10019

Attn: Martin P. Miner, Esq.

Telephone: (212) 513-3450

Facsimile: (212) 385-9010

and to:	Holland & Knight LLP

400 South Hope Street, 8th Floor

Los Angeles CA 90071

Attn: Susan J. Booth, Esq.

Telephone: (213) 896-2540

Facsimile: (213) 896-2450

The provisions of this Section 9.4 shall survive the Closing or any termination of this Agreement.

Section 9.5    Modification; Waiver. No supplement, modification, waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The provisions of this Section 9.5 shall survive the Closing or any termination of this Agreement.
Section 9.6    Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and, to the extent provided in Section 5.4(a)(x) above, the Access Agreement contain the entire agreement between the parties hereto or their respective affiliates pertaining to the subject matters hereof and thereof and fully supersede all prior written or oral agreements and understandings between the parties hereto or their respective affiliates pertaining to such subject matters. Without in any way limiting the foregoing, the parties hereto (for themselves and on behalf of their respective affiliates) hereby agree that this Agreement supersedes and terminates that certain (i) letter agreement dated February 1, 2013 by and between OUE and MPG Office Trust, as assigned by OUE to Buyer concurrently herewith pursuant to the Assignment and Assumption Agreement and Joinder dated as of the Effective Date (the “Assignment and Assumption Agreement”), and Guarantor and Seller have joined as parties thereto (as the same may have been amended, modified, supplemented or assigned from time to time, the “LOI”), and (ii) Access and Indemnity Agreement dated February 1, 2013, by and among MPG Office Trust, Seller and OUE, as assigned by OUE to Buyer concurrently herewith pursuant to the Assignment and Assumption Agreement by and between OUE and Buyer and Guarantor has joined as a party thereto (as the same may have been amended, modified, supplemented or assigned from time to time, the “Access Agreement”), except (A) with respect to the Access Agreement only, as set forth in Section 5.4(a)(x) above, and (B) with respect to both the LOI and the Access Agreement, with respect to liabilities or claims arising under either such agreement prior to the Effective Date. The provisions of this Section 9.6 shall survive the Closing or any termination of this Agreement.
Section 9.7    Further Assurances. Each party agrees that it will execute and deliver such additional documents and take such additional actions, whether prior or subsequent to the Closing, as may be reasonably requested by the other party to consummate the transactions contemplated hereby. The provisions of this Section 9.7 shall survive the Closing.
Section 9.8    Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. The provisions of this Section 9.8 shall survive the Closing or any termination of this Agreement.
Section 9.9    Facsimile or Electronic Signatures. In order to expedite the transactions contemplated hereby, faxed or emailed signatures may be used in place of original signatures on this Agreement. Seller and Buyer intend to be bound by the signatures on any faxed or emailed copy of this Agreement, are aware that the other party will rely on the faxed or emailed signatures, and hereby waive any defenses to the enforcement of the terms hereof based on the form of signature. The provisions of this Section 9.9 shall survive the Closing or any termination of this Agreement.
Section 9.10    Severability. Any provision or part hereof which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder. The provisions of this Section 9.10 shall survive the Closing or any termination of this Agreement.
Section 9.11    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles. The provisions of this Section 9.11 shall survive the Closing or any termination of this Agreement.
Section 9.12    No Third-Party Beneficiary. The provisions hereof and of the documents to be executed and delivered at the Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions hereof or of the documents to be executed and delivered at the Closing. The provisions of this Section 9.12 shall survive the Closing or any termination of this Agreement.
Section 9.13    Headings. The section headings appearing herein are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof. The provisions of this Section 9.13 shall survive the Closing or any termination of this Agreement.
Section 9.14    Construction. The parties hereto acknowledge that they and their counsel have each reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or any exhibits, schedules or amendments hereto. The provisions of this Section 9.14 shall survive the Closing or any termination of this Agreement.
Section 9.15    Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 9.15 shall survive the Closing or any termination of this Agreement.
Section 9.16    Internationally Omitted.
Section 9.17    Computation of Periods; Business Days. All periods of time referred to herein shall, unless otherwise expressly provided, include all Saturdays, Sundays and State of California and federal holidays, provided that if the last date to perform any act or give any notice with respect hereto shall fall on a Saturday, Sunday or a State of California or federal holiday, such act or notice may be timely performed or given on the next succeeding Business Day. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or State of California or federal holiday.
Section 9.18    Waiver. Any term, condition or provision hereof which is exclusively for the benefit of one party may unilaterally be waived by the benefited party. Except where expressly provided herein that silence or failure to respond is to be deemed an approval, election, waiver or consent, no waiver of any term, condition or provision hereof shall be effective unless in writing. The waiver by either party of a breach of any provision hereof shall not be deemed a waiver of any subsequent breach whether of the same or another provision hereof. The provisions of this Section 9.18 shall survive the Closing or termination of this Agreement.

Section 9.19    Attorneys’ Fees. If legal action is commenced to enforce or to declare the effect of any provision hereof, or any document executed in connection herewith, the prevailing party shall be entitled to recover from the non-prevailing party attorneys’ fees, charges and disbursements and all other costs of enforcement (including, without limitation, fees and costs of expert witnesses and other retained consultants). In addition to the foregoing, the prevailing party in any lawsuit, arbitration or other enforcement action relating hereto or any document executed in connection herewith shall be entitled to recover its attorneys’ fees, charges and disbursements incurred in connection with any post judgment or award proceedings to collect or enforce the judgment or award. This provision is separate and several and shall survive the merger of this Agreement or any document executed in connection herewith into any judgment on this Agreement or any document executed in connection herewith. This provision shall survive the Closing or any termination of this Agreement.
Section 9.20    Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein. The provisions of this Section 9.20 shall survive the Closing or any termination of this Agreement.
Section 9.21    Certain References. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders. As used in this Agreement, “hereby”, “herein”, “hereof”, “hereto”, “hereunder” and “herewith” shall mean “by this Agreement”, “in this Agreement”, “of this Agreement”, “to this Agreement”, “under this Agreement” and “with this Agreement”, respectively. As used in this Agreement, unless otherwise indicated, “parties” shall refer to the parties to this Agreement. Unless otherwise expressly provided, all section and article references in this Agreement are to sections and articles, respectively, within this Agreement. The provisions of this Section 9.21 shall survive the Closing or any termination of this Agreement.
Section 9.22    Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other. The provisions of this Section 9.22 shall survive the Closing or any termination of this Agreement.
Section 9.23    Time of the Essence. Time shall be of the essence with respect to all matters contemplated hereby.
Section 9.24    Consent to Jurisdiction. The parties agree that any disputes, controversies or proceedings arising between them in connection with this Agreement or in connection with or under any instrument, agreement or document provided for or contemplated by this Agreement, including in connection with the execution of this Agreement, the Closing or any other matter arising under, related to or in connection with this Agreement (including a determination of any and all issues in such dispute, whether of fact or of law) shall be tried and litigated exclusively in the Superior Court of the County of Los Angeles, State of California, in any other appropriate court of that county, or in the United States District Court for the Central District of California. This choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between or among the parties with respect to or arising out of this Agreement in any other jurisdiction other than that specified in this Section 9.24. Each party hereby waives any right that it may have to assert forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 9.24, and stipulates that the state and federal courts located in the County of Los Angeles, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.24 by means of registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 9.4(a) or (b) of this Agreement pertaining to notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

LIBRARY SQUARE ASSOCIATES, LLC, a Delaware limited liability company

By:	/s/ CHRISTOPHER M. NORTON
Name:	Christopher M. Norton
Title:	Vice President

BUYER:

BERINGIA CENTRAL LLC, a Delaware limited liability company

By:	/s/ CHUAN HWEE HIOW
Name:	Chuan Hwee Hiow
Title:	Authorized Representative

JOINDER BY GUARANTOR
The undersigned, in its capacity as Guarantor, hereby (i) acknowledges that it has received this Agreement executed by Seller and Buyer and (ii) agrees to the terms and provisions of Section 5.8 of this Agreement, and (iii) agrees to the terms of Section 9.19 of this Agreement.
GUARANTOR:

MPG OFFICE, L.P.,a Maryland limited partnership

By:	MPG OFFICE TRUST, INC., a Maryland corporation, its general partner

	By:	/s/ CHRISTOPHER M. NORTON
	Name:	Christopher M. Norton
	Title:	Executive Vice President, General Counsel

JOINDER BY PROPERTY MANAGER
The undersigned, in its capacity as Property Manager, hereby (i) acknowledges that it has received this Agreement executed by Seller and Buyer and (ii) agrees to the assign all of Property Manager's rights, title and interests in, to and under the Assigned Contacts, if any, to Buyer at Closing in accordance with the terms of this Agreement and as further provided in the Assignment of Contracts.
PROPERTY MANAGER:

MPG OFFICE, L.P., a Maryland limited partnership

By:	MPG OFFICE TRUST, INC., a Maryland corporation, its general partner

	By:	/s/ CHRISTOPHER M. NORTON
	Name:	Christopher M. Norton
	Title:	Executive Vice President, General Counsel

JOINDER BY ESCROW AGENT
The undersigned Escrow Agent hereby (i) acknowledges that it has received this Agreement executed by Seller and Buyer, (ii) accepts the obligations of and instructions for the Escrow Agent set forth in this Agreement, and (iii) agrees to the provisions of Section 1.7 of this Agreement. Escrow Agent agrees to disburse and/or handle the Purchase Price, all other funds and all closing documents in accordance with this Agreement and any Additional Escrow Instructions.
ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation

By:	/s/ MAURICE NERI
Name:	Maurice Neri
Title:	AVP